PROSPECTUS

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SILVER RESERVE CORP.

33,946,787 SHARES OF COMMON STOCK TO BE SOLD BY THE SELLING
STOCKHOLDERS

The selling shareholders named in this prospectus (the “Selling Shareholders”) are offering up to 33,946,787 shares of the common stock of Silver Reserve Corp., a Delaware corporation (“Silver Reserve” or the “Company”), par value $0.0001 per share (“Shares”). Among the Selling Shareholders are holders of $3,501,067 of our Convertible Debentures that are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Each unit is comprised of a Share and a one-year Warrant to purchase a Share for cash consideration of $0.75 per Share. This prospectus covers the re-sale by certain of the Selling Shareholders of up to 7,002,135 Shares that are included as part of the units and up to 7,002,135 Shares issuable upon exercise of such Warrants included as part of the units. In addition, Silver Reserve has issued Agent Warrants that entitle their holders (who are included as Selling Shareholders) to purchase, for consideration of $350,107, Convertible Debentures carrying the same rights and terms as our outstanding Convertible Debentures. This prospectus covers the re-sale by the holders of the Agent Warrants of up to 700,214 Shares upon conversion of those Convertible Debentures and 350,107 Shares upon exercise of such Warrants underlying those Convertible Debentures.

No public market exists for the Shares or any other security issued by Silver Reserve. Silver Reserve will undertake to include its Shares for trading on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”), however, no assurance can be given that such market will be established. Silver Reserve will not undertake to list, or include for quotation, any other security of the Company on any exchange or quotation system. The selling shareholders will sell their shares at $0.75 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. This price was chosen arbitrarily and should not be considered an estimation of value. We will receive up to $6,126,868 of the proceeds of the sale of Shares pursuant to the exercise of Warrants and $350,107 if the Agent Warrants are exercised. We will pay all of the costs associated with this registration statement and prospectus.

BEFORE BUYING THE SHARES OF COMMON STOCK, CAREFULLY READ THIS PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS. THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 30, 2007.

Until July 29, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

History and Business. Our name is Silver Reserve Corp. and we sometimes refer to ourselves in this prospectus as “Silver Reserve”, the Company or as “we,” “our,” or “us.” We are an exploration stage mining company. Our objective is to explore and, if warranted, develop our mineral claims located in Esmeralda County, Nevada; Mineral County, Nevada; the Lyon County, Nevada and Humboldt County, Nevada, as more fully described herein. In addition to our mineral claims, we own a mill building and relating milling equipment located near Mina, Nevada and refining equipment for a silver refinery. We were incorporated in the state of Delaware on June 3, 1999. Our head office is at 1135 Terminal Way, Suite 106, Reno, Nevada 89502 and our administration offices are at 1226 White Oaks Blvd., Oakville, Ontario Canada L6H 2B9. Our telephone numbers are 905-845-1073 or 866-448-1073 and our fax number is 905-845-6415 or 866-786-6415.

Securities Being Offered. We have 33,323,839 shares of common stock, par value $0.0001 per share (“Shares”) issued and outstanding as of September 30, 2006. The Selling Shareholders are offering up to 33,946,787 Shares. Among the Selling Shareholders are holders of $3,501,067 of our Convertible Debentures that are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Each unit is comprised of a Share and a one-year Warrant to purchase a Share for cash consideration of $0.75 per Share. This prospectus covers the re-sale by certain of the Selling Shareholders of up to 7,002,135 Shares that are included as part of the units and up to 7,002,135 Shares issuable upon exercise of such Warrants included as part of the units. In addition, Silver Reserve has issued Agent Warrants that entitle their holders (who are included as Selling Shareholders) to purchase, for consideration of $350,107, Convertible Debentures carrying the same rights and terms as our outstanding Convertible Debentures. This prospectus covers the re-sale by certain of the Selling Shareholders of up to 700,214 Shares upon conversion of such Convertible Debentures and 700,214 Shares upon exercise of such Warrants underlying the Convertible Debentures. No public market exists for the Shares or any other security issued by Silver Reserve. Silver Reserve will undertake to include its Shares for trading on the OTC Bulletin Board, however, no assurance can be given that such market will be established. Silver Reserve will not undertake to list, or include for quotation, any other security of the Company on any exchange or quotation system. Prior to inclusion for quotation on the OTC Bulletin Board, Selling Shareholders will sell, if at all, at a fixed price of $0.75 per share. There is no minimum number of shares that must be sold in this offering.

Risk Factors. You should read the “RISK FACTORS” section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our common stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

Use of Proceeds. The Selling Shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. We will receive up to $6,126,868 of the proceeds of the sale of Shares pursuant to the exercise of Warrants and $350,107 if the Agent Warrants are exercised. The proceeds will be used for working capital and to continue our exploration programs related to our mineral properties. We are paying all of the expenses relating to the registration of the Selling Shareholders’ Shares, but we will not pay any commissions or expenses of the actual sale of the Shares.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, the audited FINANCIAL STATEMENTS OF SILVER RESERVE for the years ended June 30, 2006 and 2005,the internally prepared unaudited FINANCIAL STATEMENTS OF SILVER RESERVE for the quarter ended September 30, 2006, and the internally prepared unaudited FINANCIAL STATEMENTS OF SILVER RESERVE for the quarter ended December 31, 2006 including the notes thereto contained elsewhere in this Prospectus.

Consolidated Balance	As at	As at
Sheet Data	June 30, 2006	September 30, 2006
	(Unaudited)

Cash	$550,775	$103,375
Short Term Investments	$1,154,324	$4,319,561
Total Assets	$1,806,102	$6,418,109
Liabilities	$1,200,153	$3,678,025
Total Stockholders' Equity	$605,949	$2,740,084

Consolidated Statement of	For the one-year	For the 3-month
Operations Data	period ended	period ended
	June 30, 2006	September 30, 2006

Revenue from Operations	$ Nil	$ Nil
Other Income $3,969	$60,897
Net Loss	$87,574	$1,734,899

Convertible Securities

We have an aggregate of $3,501,067 of outstanding Convertible Debentures that are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Each unit is comprised of a share of common stock and a Warrant to purchase a share of common stock for cash consideration of $0.75 per share for a period of one year following issuance of the Warrant. The following shares of common stock are held by, or issuable to, selling shareholders listed in this prospectus upon conversion of the Convertible Debentures and exercise of the Warrants. These shares are subject to a Lock-Up Agreement restricting their re-sale, as described in “HISTORY - Private Placements” herein.

Securities Covered by this Prospectus	Number of Shares Issuable upon Conversion or Exercise (3)	Conversion or Exercise Price (4)	Total Offering Price (5)

Common Stock issuable upon conversion of Convertible Debentures (1)	7,002,135	$0.49	$3,431,046

Common Stock to be issued upon exercise of Warrants underlying the Convertible Debentures (1)	7,002,135	$0.75	$5,251,601

Common Stock to be issued upon conversion of Convertible Debentures underlying the Agent Warrants (2)	700,214	$0.49	$343,105

Common Stock to be issued upon exercise of Warrants underlying Convertible Debentures which underlie the outstanding Agent Warrants (2)	700,214	$0.75	$525,161

Total	15,404,698

(1) The Convertible Debentures are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Each unit is comprised of a share of common stock and a Warrant to purchase a share of common stock for cash consideration of $0.75 per share for a period of one year following issuance of the Warrant. The selling shareholders listed in this prospectus may sell up to 7,002,135 common shares included as part of the units and 7,002,135 common shares issuable upon exercise of the Warrants included as part of the units. The Convertible Debentures mature on December 31, 2007. No payment of principal or interest under the Convertible debentures is required to be made prior to such maturity date unless there is an event of default, in which case payment would be accelerated. Interest under the Convertible Debentures accrues at the rate of two percent (2%) per year. At the option of the Company, interest can be paid by the issuance of Shares in lieu of cash at the rate of one Share for each $0.49 of interest then due. Silver Reserve realized $3,255,992 from the sale of the Convertible Debentures, after payment of $245,075 (representing 7% of the gross proceeds of the offering) in placement fees to three placement agents (collectively, the “Agents”) of which $46,989 was paid in cash and $198,085 was paid in stock at $0.25 per share. See “HISTORY - Private Placements.”

(2) We have outstanding Agent Warrants issued to the Agents in connection with our private placement of Convertible Debentures. The Agent Warrants entitle the Agents to purchase Convertible Debentures for aggregate consideration of $350,107 on or before June 30, 2007. The Convertible Debentures are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Each unit is comprised of a Share and a Warrant to purchase a Share for cash consideration of $0.75 per share for a period of one year following issuance of the Warrant. This prospectus covers the re-sale by the Agents (included among the selling shareholders listed in this prospectus) of up to 700,214 Shares issuable upon conversion of such Convertible Debentures and up to 700,214 Shares issuable upon exercise of such Warrants underlying the Convertible Debentures. At the option of the Company, interest on the Convertible Debentures can be paid by the issuance of Shares in lieu of cash at the rate of one Share for each $0.49 of interest then due.

(3) The actual number of Shares issuable upon conversion of the Convertible Debentures may include additional shares if the Company elects to pay interest on the Convertible Debentures in Shares in lieu of cash. Interest under the Convertible Debentures accrues at the rate of two percent (2%) per year and, at the option of the Company, is payable in Shares at the rate of one Share for each $0.49 in interest then due. The number of shares shown in the table does not include Shares issuable in payment of interest on the Convertible Debentures. By way of illustration, simple interest of 2% paid on the aggregate principle amount of the Convertible Debentures of $3,501,067 on the maturity date would be $104,912, which would convert into approximately 214,106 Shares issuable in addition to the Shares shown in the above table. Shares issuable as payment of interest, if interest is paid in Shares, are not covered by this prospectus.

(4) The Convertible Debentures are convertible into “units” at the rate of one unit for each $0.50 of principal outstanding under the Convertible Debentures at the time of conversion. Pursuant to the terms of the Convertible Debentures, upon conversion the holders are deemed to have paid $0.49 for each Share and $0.01 for each Warrant. Consequently, the above table reflects a conversion value of $0.49 per share. Each Warrant has an exercise price of $0.75 per share.

(5) The Company will only receive proceeds from the exercise of the Warrants. The Convertible Debentures may be converted for no additional consideration. The value of the Shares shown in this column has been established based upon the conversion price of the Convertible Debentures as allocated pursuant to the terms of the Convertible Debentures or the exercise price of the Warrants. This value is shown in the table solely for the purpose of illustration and is not an estimation or projection of the actual trading price of the Shares. This value has not been established by any recognized methodology for deriving the value of the Shares.

As of the date of this Prospectus, and prior to the conversion of the Convertible Debentures, 33,323,839 Shares are issued and outstanding. If all of the Convertible Debentures are converted and all of the underlying warrants are exercised, an additional 15,404,698 Shares would be issued by the Company and the Company would then have a total of 48,728,537 Shares outstanding.

Shares Outstanding Prior to Conversion Of Convertible Debentures (1)	Shares Outstanding After Conversion Of Convertible Debentures and Full Exercise of all Warrants	Shares Held by Persons Other Than Selling Shareholders and Affiliates of the Selling Shareholders Prior to Conversion of the Convertible Debentures (2)	Shares Registered for Re-sale by All Selling Shareholders (3)

33,323,839	48,728,537	14,781,750	33,946,787

(1)	18,542,089 Shares have been registered for re-sale by existing shareholders of the Company.

(2)
We have outstanding 14,781,750 Shares, not covered by this prospectus, that have been held by their respective holders for less than one year and are considered “restricted” stock. These Shares cannot be freely re-sold by their holders as of the date of this prospectus but may be re-sold at a future date. Of that amount, 4,365,000 Shares are held by officers and directors of Silver Reserve and may be re-sold in the future subject to the volume restrictions imposed by Rule 144 upon affiliates of issuers. Other than the Shares covered by this prospectus, we have not agreed to register any of our securities under the Securities Act of 1933 for re-sale by shareholders.

(3)	The Company cannot predict whether some or all of the selling shareholders will sell their Shares or the number of Shares that may be sold if a market for the Shares is established.

Silver Reserve will encourage the holders of Convertible Debentures to convert their Convertible Debentures into Shares and Warrants rather than require repayment in cash. There is no assurance that some or all of the holders of Convertible Debentures will not require cash repayment. If all of the holders of the Convertible Debentures required repayment in cash on the maturity date (December 31, 2007), the Company would not be able to meet this obligation and would have to obtain additional financing.

RISK FACTORS

RISK FACTORS

1. THE COMPANY HAS NO SOURCE OF OPERATING REVENUE AND EXPECTS TO INCUR SIGNIFICANT EXPENSES BEFORE ESTABLISHING AN OPERATING COMPANY, IF IT IS ABLE TO ESTABLISH AN OPERATING COMPANY AT ALL.

Currently, the Company has no source of revenue, limited working capital and no commitments to obtain additional financing. The Company will require additional working capital to carry out its exploration programs. The Company has no operating history upon which an evaluation of its future success or failure can be made. The ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	further exploration of our mineral properties and the results of that exploration.

-	raising the capital necessary to conduct this exploration and preserve the Company’s Properties.

-
raising capital to develop our mineral properties, establish a mining operation, and operate this mine in a profitable manner if any of these activities are warranted by the results of our exploration programs and a feasibility study.

Because the Company has no operating revenue, it expects to incur operating losses in future periods as it continues to spend funds to explore its mineral properties. Failure to raise the necessary capital to continue exploration could cause the Company to go out of business.

2. IF THE COMPANY DEVELOPS MINERAL RESOURCES, THERE IS NO GUARANTEE THAT PRODUCTION WILL BE PROFITABLE.

Even if the Company finds mineral resources, there is no assurance that it will be able to mine them or that a mining operation would be profitable on any of its properties.

3. THE COMPANY IS HIGHLY DEPENDENT UPON ITS OFFICERS AND DIRECTORS. BECAUSE OF THEIR INVOLVEMENT IN OTHER SIMILAR BUSINESSES WHICH MAY BE COMPETITORS, THEY MAY HAVE A CONFLICT OF INTEREST.

None of the Company’s officers or directors works for the Company on a full-time basis. There are no proposals or definitive arrangements to engage them on a full-time basis. All of the directors are officers or directors of other companies in similar exploration businesses. Such business activities may be considered a conflict of interest because these individuals must continually make decisions on how much of their time they will allocate to the Company as against their other business projects, which may be competitive. Also, the Company has no key man life insurance policy on any of its senior management or directors. The loss of one or more of these officers or directors could adversely affect the ability of the Company to carry on business.

4. THE COMPANY COULD ENCOUNTER REGULATORY AND PERMITTING DELAYS.

The Company could face delays in obtaining permits to operate on the property covered by the claims. Such delays could jeopardize financing, if any is available, which could result in having to delay or abandon work on some or all of the mineral properties.

5. THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

Our common stock is considered a "penny stock" and the sale of our stock by you will be subject to the "penny stock rules" of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. As a result, the market for our shares could be illiquid and there could be delays in the trading of our stock which would negatively affect your ability to sell your shares and could negatively affect the trading price of your shares.

DETERMINATION OF OFFERING PRICE

The offering price has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus. The offering price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares.

DILUTION

We will likely be required to issue more common stock from treasury in order to raise additional capital. If the Convertible Debentures are fully converted, and the Warrants underlying the Convertible Debentures fully exercised and the Agent Warrants and securities underlying the Agent Warrants fully converted and exercised, we will issue up to 15,404,698 Shares. If common stock is issued to raise additional capital, it will result in the dilution of the existing shareholders.

DESCRIPTION OF BUSINESS

We are an exploration stage company. Our objective is to explore and, if warranted and feasible, to develop our interest in the mineral claims located in Nevada (which we refer to herein collectively as the “the Properties”). There is no assurance that commercially viable mineral deposits exist on any of our mineral claims and further exploration will be required before a final evaluation as to economic feasibility is determined.

PROPERTIES

Property Location and Description

Please note that the Glossary at the end of this Prospectus contains definitions for certain geological and other specialized terms used in this section. Where appropriate, these definitions have been incorporated in the text of this section.

Pansey Lee Claim Group

The Pansy Lee Claim Group consists of 30 mineral claims located in Humboldt County, Nevada, approximately eight miles north west of Winnemucca, Nevada. The claim names and numbers are listed below.

NAME	NMC No.	LOCATION DATE
PANSY LEE No.1	879333	-
PANSY LEE No.3	879334	-
PANSY LEE No.5	879335	-
PANSY LEE 2	859406	12/20/03
PANSY LEE 4	859407	12/20/03
PANSY LEE 6	859408	12/20/03
PANSY LEE 7-30	859409-432	12/20/03

The Pansy Lee claims are accessible by road from Winnemucca, Nevada. A graded dirt road runs northwesterly for a distance of 12 miles to the property which lies at elevations ranging from 4600 feet to 5200 feet.

A substantial amount of underground work has been done on the Pansy Lee Claims, as much as 910 feet below surface with over 6000 feet of horizontal tunneling on several levels. A mine was operated at the Pansy Lee claim site from 1937 to 1942. Further production occurred in 1964 and 1974. Work was undertaken again in 1981 and 1982. Much of our information about the Pansy Lee Claim Group was obtained from publicly available reports and articles concerning prior exploration of the site by other parties. A report by Hendrickson and Cazat, prepared in 1982, reported 151,300 tons of proven and possible ore with an average grade of 17.46 oz per ton silver and .218 oz per ton gold. This information is publicly available and may not be reliable. The Company plans to carry out research and work to obtain its own data.

Terms of Acquisition

On August 1, 2006, the Company acquired the Pansy Lee Claims from Anglo Gold Mining Inc. in exchange for 1,850,000 shares of the Company’s common stock. Our interest was acquired pursuant to an Asset Purchase Agreement dated August 1, 2006 (the “Pansy Lee Purchase Agreement”). Pursuant to the Pansy Lee Purchase Agreement, in the event that any one or more claims becomes a producing claim, our revenue is subject to a 2% net smelter return royalty where net smelter returns are based upon gross revenue. Gross revenue would be calculated after commercial production commences and includes the aggregate of the following amounts: revenue received by Silver Reserve from arm’s length purchasers of all mineral products produced from the property, the fair market value of all products sold by Silver Reserve to persons not dealing with Silver Reserve at arms length and Silver Reserve’s share of the proceeds of insurance on products. From such revenue, the Company would be permitted to deduct: sales charges levied by any sales agent on the sale of products; transportation costs for products; all costs, expenses and charges of any nature whatsoever which are either paid or incurred by Silver Reserve in connection with the refinement and beneficiation of products after leaving the property and all insurance costs and taxes.

On August 15, 2006, Anglo Gold Mining Inc. assigned the Pansy Lee Purchase Agreement to the shareholders of Anglo Gold Mining, Inc. with the consent of Silver Reserve.

NMC Claim Group and Milling Facility

On August 1, 2006 the Company entered into an agreement with International Energy Resources, Inc. to purchase 29 claims referred to in this prospectus as the “NMC Claims,” a mill building at the claim area and related milling equipment in Mineral County, Nevada. The mill building is a corrugated steel structure. The assets were conveyed in exchange for 6,975,000 common shares of the Company pursuant to a Property Purchase Agreement with International Energy Resources, Inc. (the “International Energy Resources Purchase Agreement”).

On August 15, 2006, International Energy Resources Inc. assigned the International Energy Resources Purchase Agreement to its shareholders with the consent of Silver Reserve.

The milling facility is a custom mill installation located near the town of Mina, Nevada, approximately 185 mile south east of Reno, Nevada on US 95. The mill has operated under various configurations to meet specific requirements of prior operators. Ore from various sources has been custom milled and processed for the production of concentrate or “doré” bars. “Dore” bars are bars of precious metal, in this case silver and gold, poured from molten material recovered in the final processing of the mill.

The mill is nominally designed to process 200 tons of ore per day. Depending on the ore hardness, the crushing circuit will be able to process up to about 250 tons of ore per day. The flotation and leach sections are also capable of running at the 200 tons per day rate. However, other areas of the processing section do not appear to have sufficient capacity to sustain the mill’s nominal design rate and some additions may be required.

The 29 Mill Site claims are listed below:

NAME	NMC No.	LOCATION DATE

Red Rock Annex	NMC - 671448
IERI 3	NMC - 417400
IERI 4	NMC - 417401
IERI 5	NMC - 417402
IERI 6	NMC - 417403
IERI 9	NMC - 417406
IERI 10	NMC - 417407
IERI 13	NMC - 923205
IERI 14	NMC - 923206
IERI 15	NMC - 923207
IERI 16	NMC - 923208
IERI 17	NMC - 923209
IERI 18	NMC - 923210
IERI 19	NMC - 923211
IERI 20	NMC - 923212
IERI 21	NMC - 923213
IERI 22	NMC - 923214
IERI 23	NMC - 923215
IERI 24	NMC - 923216
IERI 25	NMC - 923217
IERI 26	NMC - 923218
IERI 27	NMC - 923219
IERI 28	NMC - 923220
IERI 29	NMC - 923221
IERI 30	NMC - 923222
IERI 31	NMC - 923223
IERI 32	NMC - 923224
IERI 33	NMC - 923225
IERI 34	NMC - 923226

Klondyke Claim Group, Dyer Claim Group, Montezuma Claim Group, Nivloc Claim Group, Sylvania Claim Group, Santa Fe Claim Group, Silver Queen Claim Group, Blue Dick Claim Group, Weepah Hills Claim Groups, Kope Scheelite Claim Group, Quailey Patented Claims and Quailey Unpatented Claims

On August 1, 2006 the Company entered into a property purchase agreement (the “Mojave Silver Property Purchase Agreement”) with the Mojave Silver Company, Inc. (the “Mojave Silver Property”) to acquire a 100% interest in claims located in Esmeralda County and Mineral County, Nevada (as further described below) and known as the Klondyke Claim Group, Dyer Claim Group, Montezuma Claim Group, Nivloc Claim Group, Sylvania Claim Group, Santa Fe Claim Group, Silver Queen Claim Group, Blue Dick Claim Group, Weepah Hills Claim Groups, Kope Sheelite Group, Quailey Patented Claims and Quailey Unpatented Claims (collectively the “Mojave Claims”). The Mojave Claims were conveyed in exchange for 3,540,600 shares of the Company’s common stock. Mojave Silver Company, Inc. also agreed that in the event it staked claims contiguous to the Mojave Silver Property between the Agreement date and April 30, 2007, all of the right, title and interest of such a staked claim would also be transferred to the Company at no additional cost.

On August 15, 2006 Mojave Silver Company Inc. assigned the Mojave Silver Property Purchase Agreement to the shareholders of Mojave Silver Company with the consent of Silver Reserve.

The Klondyke Claim Group

The Klondyke Claim Group, purchased from Mojave Silver Company Inc., consists of 63 mineral claims (KD 1-63) located in Esmeralda County, Nevada. Following the purchase we staked an additional 27 claims (KD 64-90) contiguous to the purchased group. The claim names and numbers are listed below.

NAME	NMC No.	LOCATION DATE

KD 1-63	867448 -867510	2/23/04 & 2/24/04
KD 64-90	936118-936144

The Klondyke Claim Group is accessible by road from Tonopah, Nevada. The property lies at elevations ranging from 5,400 feet to 5,908 feet.

The Klondyke district, which was discovered in 1899, lies about 10 miles south of Tonopah, Nevada. Most of the deposits occur in limestone on veins carrying both silver and gold. Production up to 1960 was 2,758 tons, according to public records. The claim area hosts numerous prospects and mine shafts.

Silver Queen Claim Group

The Silver Queen Claim Group consists of 83 mineral claims located in Esmeralda County, Nevada, approximately nine miles west of Silver Peak, Nevada on Highway 47. The claim names and numbers are listed below:

NAME	NMC No.	LOCATION DATE

SQ 1	870453	3/20/04-3/21/04
SQ 6 - 87	870454-870535

The Silver Queen claims are accessible from the town of Silver Peak, Nevada. The claims lie at elevations ranging from 7,800 feet to 9,012 feet and are located in the Silver Peak District. The Silver Peak District consists of two districts, the Red Mountain district and the Mineral Ridge district, each with its own separate type of geology and mineral deposits. The Silver Queen Claim Group covers a northerly-trending group of silver deposits. The deposits located in the Red Mountain district were first discovered in 1907. In 1920 a producing mine was constructed and production continued through the late 1950’s. Based upon publicly available records, the ore produced from this mine averaged 20-25 ounces of silver per ton.

Dyer Claim Group

The Dyer Claim Group consists of 19 mineral claims located in Esmeralda County, Nevada, approximately 5 miles east of the town of Dyer, Nevada on Highway 3A. The claim names and numbers are listed below:

NAME	NMC No.	LOCATION DATE

DR 1- 15	871090-821104	4/8/04
DR 39-42	871128-871131

The Dyer group of claims is accessible from the town of Dyer, Esmeralda County. The property lies at elevations ranging from 4,800 feet to 5,600 feet. The Dyer district consists of several prospects and a few small mines. The deposits consist of black copper-silver sulfide in quartz veins in crushed and decomposed limestone. Surface oxidation has led to the formation of copper carbonate, iron oxide and silver chloride.

Sylvania Claim Group

The Sylvania Claim Group consists of 30 mineral claims located in Esmeralda County, Nevada. The claim names and numbers are listed below:

NAME	NMC No.	LOCATION DATE

SY 1-30	871132-871161	4/6/04

The Sylvania claims are accessible from the town of Lida, Nevada. The property lies at elevations ranging from 7,320 feet to 7,800 feet.

The Sylvania District consists of a number of prospects, the Sylvania Mine and three small open pit mines. Production has occurred in the past and a steel head frame in good condition remains on the property. Based upon publicly available records, the deposits occur in a mile-wide northwest-trending belt or zone. Based upon publicly available records, the deposits are mainly silver-lead but some gold and tungsten also occurs. Most of the silver-lead deposits are veins in limestone.

Montezuma Claim Group

The Montezuma Claim Group consists of 19 mineral claims located in Esmeralda County, Nevada approximately 5.5 miles west of the town of Goldfield, Nevada on Highway 95. The claim names and numbers are listed below.

NAME	NMC No.	LOCATION DATE
MR 1-19	871176-871194	4/10/04

The Montezuma claims are accessible from the town of Goldfield, Nevada. The property lies at elevations ranging from 6400 feet to 6895 feet. The Montezuma District consists of a number of prospects, some shafts and tunnels and one small mine. Based upon publicly available records, the district is predominantly a silver-lead district although small amounts of copper, gold and bismuth were found in some of the producers. The deposits consist of quartz veins in limestone and shale and also replacements in limestone.

Nivloc Claims Group
The Nivloc Claims Group consists of 15 mineral claims located in Esmeralda County, Nevada approximately 6 miles southwest of Silver Peak, Nevada on Highway 47. The claim names an numbers are listed below.

NAME	NMC No.	LOCATION DATE
NL 1-15	867511-867525	2/22/04 & 2/23/04

The Nivloc claims are accessible from the town of Silver Peak, Nevada. Elevations on the property range from 5900 feet to 6400 feet. The Nivloc claims lie on the eastern flank of Red Mountain and, with the Sixteen-to-One and Mokawk deposits, form a mineralized zone which trends northwesterly. The veins trend northeasterly across the zone. The Nivloc Mine operated from 1937 to 1943 with ore grading 0.05 ounces of gold and 11.0 ounces of silver per ton, according to public records.

Blue Dick Claim Group
The Blue Dick Claim Group consists of 26 mineral claims located in Esmeralda County, Nevada, approximately 2.5 miles west of the town of Lida, Nevada on Highway 3. The claims names and numbers are listed below.

NAME	NMC No.	LOCATION DATE
BD 1-26	868274-868299	3/15/04

The Blue Dick claims are accessible from the town of Lida, Nevada. The claims lie at elevations ranging from 6920 feet 8440 feet. The Blue Dick claims are located in the SE part of the Palmetto District. Production occurred prior to 1960 and the deposits contained silver, gold and lead and occur in veins, according to public records. Most of these veins trend west or northwest. The claim area contains numerous prospects, adits, shafts and two small open pit mines. The Blue Dick Mine, which has two shafts and two adits has no available data.

Weepah Hills Claim Groups
The Weepah Hills consists of two groups of claims located in Esmeralda County, Nevada, approximately 15.5 miles southwest of Tonopah, Nevada on Highway 95. The first group of claims is in the Weepah Hills district and consists of 24 claims. The second group of claims, consisting of 10 claims, is located on the northwester flank of General Thomas Hills and is reached from Tonopah by following Highway 95. Both groups are in Esmeralda County, Nevada. The claim names and numbers are listed below.

NAME	NMC No.	LOCATION DATE
WH 1 - 34	868300-868333	-

The first group of claims in the Weepah Hills range in elevations from 6600 feet to 7000 feet. The second group of claims area ranges in elevation from 5800 feet to 6400 feet. There are mineral workings on the claims some of which were operated in the early 1960’s, according to public records.

Kope Scheelite Claims Group
The Kope Scheelite Claims Group consists of 32 mineral claims located in Mineral County, Nevada, approximately 2 miles east of Luning. Nevada. The claim names and numbers are listed below:

NAME	NMC No.	LOCATION DATE
CP 13-44	871213-871244	3/30/04 & 3/31/04

The Kope Scheelite claims are accessible from Tonopah, Nevada. The elevations on the claim area range from 6800 feet to 7000 feet. The Kope Scheelite claims are located on the southernmost part of the Gabbs Valley Range. The workings on the property consist of two shafts, one about 100 feet deep with a connected short adit and the other shaft of unknown depth.

Santa Fe Group

The Santa Fe Claim Group consists of 27 claims located in Mineral County, Nevada, approximately one mile north of Luning, Nevada. The claims name and numbers are listed below:

NAME	BLM No.	LOCATION DATE
SF 1-27	868203-868229	4/2/04

The Santa Fe claims are accessible from the town of Luning, Nevada. The Santa Fe district is located in the Gabbs Valley Range northeast of Luning. The Santa Fe property was first located in 1879 and has produced silver and lead, according to public records. Workings consist of a 300 ft incline and several hundred feet of tunnels on different levels.

The Quailey Mine Claim Group

The Quailey Mine Claim Group consists of 35 staked mineral claims and 9 patented claims (for a total of 44 claims) located in Mineral County, Nevada approximately 16 miles southeast of Hawthorne, Nevada on the northwest side of Excelsior Mountains. The Company purchased 15 staked claims and the 9 patented claims. Following the closing of the purchase the Company staked an additional 20 claims contiguous to the staked claims purchased. The claim names and numbers are listed below:

STAKED CLAIMS

NAME	M.C.F Number		BLM NMC
Q1 -15	136857-136871		916094-916108
Q16 - 35	140163-140182		935436-935455

PATENTED CLAIMS
NAME	ACRES	APM No.	DATE
NEVADA	20.66	009-200-11	MAR.23, 1903
SAN JUAN	10.33	009-200-05	APR.10, 1905
ROOSEVELT	20.66	009-200-12	MAR.23, 1903
GREAT EASTERN	20.66	009-200-12	APR. 10, 1905
BONANZA	20.66	009-200-10	APR. 23, 1903
RED BANK	20.66	009-200-10	MAR. 23, 1903
CALUMET	20.66	009-200-12	APR. 10, 1905
CENTRAL	20.66	009-200-10	APR. 23, 1903
BUTTE	20.66	009-200-10	FEB. 24 1906

In the past the Federal government permitted private parties to obtain title to a claim known as a “patent” if certain conditions were met. Patents for claims are no longer issued. Staked claims are created by physically inserting a stake in the ground at each corner of the claim and filing the location of the claim as so demarcated with a government recording office.

The Quailey Mine Claim Group is accessible from the city of Hawthorne, Nevada. A number of dirt roads provide access to the main workings of the former mine. Most of the information for the Quailey Mine Project was obtained from a 1975 report by J. McLaren Forbes. The early work on the property was done in 1882 when copper ores with silver and gold values were mined and smelted on the property. Later, between 1907 and 1914, Excelsior Enterprises Inc. was active on the property. Just prior to this activity, a number of the claims were surveyed and patented. During the period 1975-76 the mine was rehabilitated. This work was done by Ladd Enterprises Inc, of Reno, Nevada.

Option to Purchase Mineral Claims from Sage Associates

On August 21, 2006, the Company entered into an option agreement with Sage Associates, Inc. (“Sage”) to purchase 12 mineral claims in Lyon County, Nevada (the “Sage Option Agreement”). The mineral claims covered by the Sage Option Agreement, including all claims that may be added during the term of the Agreement are collectively referred to herein as the “Como Claims”. The Company paid $20,000 upon execution of the Sage Option Agreement as an initial payment. In the first year of the Sage Option Agreement the Company is required to stake up to 250 claims adjoining the Como Claims (such claims to become subject to the Sage Option Agreement); commission a geophysical review of the property by a designated consultant; commission Sage as a geological consultants at a rate of $400 per day to assist in establishing drill targets and complete a drill program consisting of reverse calculation and core drilling. The Company is required to invest not less than $500,000 in a drilling program. During second year that the Sage Option Agreement is in effect the Company is required to complete an additional drilling program having a cost of not less than $500,000. On the second anniversary of the Sage Option Agreement or upon completion of drilling programs totaling $1,000,000, which ever occurs first, Silver Reserve is required to issue to Sage 500,000 shares of its common stock, as fully paid and non assessable shares. In addition, the Company is required to make an advance royalty payment in the amount of $10,000 on each anniversary date of the Sage Option Agreement and continue to do so until the first of the following occurs: (i) the option is fully exercised; (ii) Sage has received a total of $100,000 in cash; or (iii) a feasibility study recommending the property be put into production is completed.

The Company can earn a 40% interest in the Como Claims when it has made the initial payment, made the first annual advance royalty payment and completed the first year requirements under the Sage Option Agreement. The Company can earn a 100% interest in the Como Claims when the second year’s requirements have been met. Sage shall hold title to the optional claims in escrow until the Company has earned a 100% interest. When the Company has fulfilled its obligations under the Sage Option Agreement, title to the claims will be transferred to Silver Reserve.

In the event the Sage Option Agreement is terminated after Silver Reserve has earned a 40% interest, the relationship between the parties shall be converted into a joint venture arrangement wherein Silver Reserve shall retain its 40% interest and Sage will have a 60% interest. The joint venture will be formed in order to continue maintenance of the Como Claims and any further work on the property.

Silver Reserve’s interest in the Como Claims is subject to a net smelter return royalty of 2.1% of “Net Smelter Returns”. Net Smelter Returns are calculated according to gross revenue beginning after commercial production commences. For purposes of determining gross revenue, the following items are included: revenue received by Silver Reserve from arm’s length purchasers of all mineral products produced from the property, the fair market value of all products sold by Silver Reserve in such period to persons not dealing with Silver Reserve at arms length, and Silver Reserve’s share of the proceeds of insurance on products minus “permissible deductions.” Permissible deductions include: sales charges levied by any sales agent on the sale of products, transportation costs for products, all costs, expenses and charges of any nature whatsoever which are either paid or incurred by Silver Reserve in connection with the refinement and beneficiation of products after leaving the property; and all insurance costs and taxes.

Como Claim Group

The Como Claim Group consists of 12 mineral claims located in Lyon County, Nevada approximately 15 miles directly east of Carson City, Nevada. The claim names and numbers are listed below.

OPTIONED CLAIMS	APM No.	BLM NMC

SUE 30-31		814022-814023

SUE 33		814024

SUE 35-38		667248 - 667251

SUE 136		667280

SUE 138		667282

SUE 145		667288

SUE 147		667289

SUE 149		667290

STAKED CLAIMS	COUNTY FILE NO.	BLM - NMC

CO 1 - 38	391753 - 391790	935104 - 935141

CO 43 - 54	391791 - 391802	935142 - 935153

CO 60 - 72	391803 - 391815	935154 - 935166

CO 77 - 90	391816 - 391829	935167 - 935180

CO 94 - 108	391830 - 391844	935818 - 935195

CO112 - 126	391845 - 391859	935196 - 935210

CO 129 - 231	391860 - 391962	935211 - 935313

The Como claims are accessible from the town of Dayton, Nevada. The property lies about 14 miles southeast of the Comstock Lode at Virginia City, Nevada. Elevations of the Como Claims Group range from 6,400 ft. to 7,200 feet. A number of “four wheel drive” trails provide access to various parts of the property.

The Como district was discovered in the 1860’s, but the first serious work began in 1894 with the start of the Boyle Tunnel which was completed in 1934. During this period, the Como shaft was completed by 1910. The Como and adjacent Rapidian Mines produced about 25,000 tons of ore during the period from 1918 to 1920 and about 57,000 tons in the period from 1935 to 1936, according to information contained in public records.

Nevada Refinery Purchase Agreement

On August 1, 2006 the Company purchased a 100% interest in refinery equipment from Nevada Refinery Inc. in exchange for 88,500 shares of common stock of the Company. The Company intends to install this equipment in its mill building located near Mina, Nevada. The refinery equipment will be used to refine Dore bars or smelt concentrate to product 99.9% pure silver and gold bars.

Further Exploration

The Company has sufficient capital to meet its operating requirements over the next two years, to complete sufficient work and expenditures to earn 100% interest in the optioned Como claims and to carry out valuations of the other claim groups. The results of specific exploration programs will be released as they become available.

Regulations Governing Mining in Nevada

All exploration and mining in Nevada is carried out under regulation established by the Federal Bureau of Land Management and the Nevada Bureau of Mining and Geology, and in some circumstances the local county or municipality where the claims are located. These regulations cover exploration work where the surface is disturbed, all types of underground mining, air and water quality, use of ground water from wells, rivers, ponds and lakes, waste management, protection of the environment wildlife and historical sites, road building, discharge and disposal of all materials from mining operations plus other matters.

Government Requirements for Maintenance of Claims

A claim holder is required to pay an annual fee of $125.00 per claim to the Bureau of Land Management on or before August 31 of each year. In addition, a claim holder is required to pay annual County filing fees in most counties within Nevada.

Government Permitting

The Federal Bureau of Land Management and the Nevada Bureau of Mining and Geology issue permits required for exploration and mining in the State of Nevada.

FISCAL YEAR

Our fiscal year end is June 30th.

TRANSFER AGENT

Our Transfer Agent and Registrar for the Common Stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

EMPLOYEES

We have no full-time employees. We rely primarily upon consultants to accomplish our administration and exploration activities. We are not subject to a union labor contract or collective bargaining agreement. Management services are provided by our executive officers on an "as-needed" basis. We have no employment agreement with any of our officers and directors and we carry no key-man life insurance. We pay a consulting fee of $7,500 per month to Medallion Capital Corp. a company controlled by the Company’s Corporate Secretary Stafford Kelley.

STOCK OPTION PLAN

On April 20, 2006, we adopted the 2006 Stock Option Plan (the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares of common stock that may be issued under the plan is 5,000,000. The purpose of the Plan is to assist us in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of Silver Reserve who contribute to our success, and to achieve long-term objectives that will inure to the benefit of all shareholders through the additional incentive inherent in the ownership of our common stock. Options granted under the plan will be either "incentive stock options", intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code") or "unqualified stock options". For the purposes of the Plan, the term "subsidiary" shall mean “Subsidiary Corporation,” as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

The Plan will be administered by the Board of Directors who will set the terms under which options are granted. No options have been granted under the Plan as of the date of this prospectus.

COMPETITION

There is aggressive competition within the industry to discover and acquire properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities, many of which have greater resources than we do. In addition, we compete with others in efforts to obtain financing to explore and develop mineral properties.

HISTORY

We were incorporated in the State of Delaware on June 3, 1999 under the name, "54836 Corp." Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with a technology company called NuFeed Ltd. The transaction did not proceed and the Company did not have any business activity until May of 2002, when the Company was considered for a business combination with another company that had a cellular telephone accessory business. That transaction also did not go forward. The Company then had no business activity until 2004 when it was considered for a business combination with Enflow Power Corporation. This transaction did not go forward and the Company had no business activity until March of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Nevada. On April 11, 2006, we changed our name to “Silver Reserve Corp.” In August of 2006, the Company entered into a series of asset purchase agreements pursuant to which it acquired its properties. The properties and the asset purchase agreements are described in the section of this prospectus entitled, “PROPERTIES.”

On May 1st, 2006, Todd D. Montgomery, Joseph Montgomery, Randal Ludwar, Brent Walter and Mason Douglas were appointed to the Board of Directors and J. Paul Hines, the former President and sole Director of the Company, resigned.

Private Placements

On May 8, 2006, the Company completed a private placement of common shares at $0.10 per share from each of the Directors for the number of shares set out opposite their names below:

Todd D. Montgomery	250,000 shares
Joseph Montgomery	100,000 shares
Randal Ludwar	100,000 shares
Brent Walter	100,000 shares
Mason Douglas	100,000 shares
Total	650,000 shares

The Company completed private placements of common stock at $0.25 per share from the following accredited investors as shown below:

Name	Shares	Date Issued

Pinetree Resource Partnership	1,200,000	June 5, 2006

Royal Trust ITF AIG Global Investment Corp. (Can)	1,000,000	July 4, 2006

Capital One Asset Management	87,500	July 4, 2006

Richard Patricio	25,000	July 5, 2006

Mike Riccardi	87,500	July 5, 2006

NBCN Clearing Inc. ITF Deesons Investments Ltd.	200,000	July 26, 2006

NBCN Clearing Inc. ITF Oceanic Greystone Securities Inc.	200,000	July 26, 2006

NBCN Clearing Inc. ITF Leith Pedersen	212,760	July 26, 2006

NBCN Clearing Inc. ITF Dr. T. Chen Fong	200,000	July 26, 2006

NBCN Clearing Inc. ITF Brenda Mackie	102,128	July 26, 2006

NPT Fund	1,200,000	August 3, 2006

NPT Fund	280,851	August 10, 2006

Total	4,795,739

The shareholders who participated in the foregoing private placement at $0.25 per share entered into to a Lock-Up Agreement with the Company that provides that: (i) up to 25% of each such shareholder’s shares may be re-sold when the registration statement of which this prospectus is a part becomes effective, (ii) an additional 25% of each such shareholder’s shares may be sold following the date that is six months from the date of effectiveness of the registration statement of which this prospectus forms a part, (iii) an additional 25% may be sold following the date that is twelve months from the date of effectiveness of the registration statement of which this prospectus forms a part and (iv) up to 25% of each such shareholder’s shares may be sold following the date that is eighteen months from the date of effectiveness of the registration statement of which this prospectus forms a part. Each of the foregoing shareholders will be issued four stock certificates which together comprise the aggregate number of shares for which they subscribed. In each case, three of those certificates will be legended to reflect the forgoing restrictions on re-sale and the existence of the Lock-Up Agreement. Other Selling Shareholders are subject to a similar Lock Up Agreement.

The Company issued Convertible Debentures to the accredited investors listed below in the amounts and on the dates set out opposite their names

Company	Issue Date	Amount

Royal Trust ITF AIG Global Investment Corp. (Can)	7/4/2006	$729,137.50

Capital One Asset Management Limited	6/27/2006	$ 63,831.50

NBCN Clearing Inc. ITF Deesons Investments Ltd.	7/26/2006	$223,406.00

NBCN Clearing Inc. ITF Diamond Investment Holdings Ltd.	7/26/2006	$223,406.00

NBCN Clearing Inc. ITF Dr. T. Chen Fong	7/26/2006	$150,000.00

NBCN Clearing Inc. ITF Brenda Mackie	7/26/2006	$ 74,468.00

NPT Fund	7/10/2006	$875,000.00

NPT Fund	8/2/2006	$204,787.25

Richard Patricio	6/27/2006	$ 18,229.00

Gundyco ITF Pinetree Resource Partnership	6/5/2006	$875,000.00

Mike Riccardi	6/27/2006	$63,802.00

Each Convertible Debenture has a term maturing on December 31, 2007 and will bear interest at the rate of 2% per annum. Interest shall be payable on conversion or maturity and may be payable by delivery of cash or Shares (as defined below). The Convertible Debentures, issued in this offering, shall rank equal with each other.

Each Convertible Debenture is convertible into “Units” consisting of one common share of the Corporation (a “Share”) and one common share purchase warrant (a “Warrant”) at the rate of one Unit for each $0.50 of principal under the Convertible Debenture at the time of conversion. The Corporation reserves the right to pay interest in cash or Shares at its option. Each Warrant shall entitle the holder to purchase one Share at $0.75 per Share for a term of 12 months following issuance of the Warrant. The Convertible Debentures shall be convertible at any time follow the registration of the Shares underlying the Units and the Warrants and before maturity of the Convertible Debentures.

The Shares to be issued upon conversion of the Convertible Debentures and the Shares underlying the Warrants will be subject to a Lock-Up Agreement. The Shares issued upon conversion of the Convertible Debentures will be subject to restrictions on their re-sale. Such restrictions will provide that 25% of the Shares will be available for trading upon conversion of the Convertible Debenture, 25% will become free trading six months from conversion, 25% will become free trading twelve months from conversion and 25% will become free trading eighteen months conversion. Each subscriber will be issued four certificates for the Shares received on conversion and three of those certificates will be legended with a release date on which they will be released from the restrictions of the Lock-Up Agreement. Warrant shares will be subject to a different restriction. Shares issued upon exercise of the Warrants will be 50% free trading upon exercise of the Warrants, with the remaining 50% to become free trading six months later. Each subscriber will be issued two certificates for the Shares received on exercise of the Warrants and one of theses certificates will be legended as to when they will be released from the restrictions of the Lock Up Agreement.

The Company paid commission of 7% on the total amount raised in the $0.25 common share financing and the Convertible Debenture financing to placement agents in the jurisdiction outside the United States where the shares were sold. The placement agents were given the opportunity to receive the commission in cash or shares. In addition, they received Agent Warrants entitling them to purchase Convertible Debentures on or before June 30, 2007. The Convertible Debentures issued on exercise of the Agent Warrants bear interest at 2% and mature on December 31, 2007. These convertible debentures have the same conversion rights and restrictions as the Convertible Debentures issued to investors in the private placement, including a Lock-Up Agreement covering the common shares into which the Convertible Debentures and the underlying warrants may be converted. The placement agents and their compensation are listed below.

Warrant Holder	7% Paid		Warrant Exercise
	Cash	Stock	Price
Gundyco ITF Power One Capital Markets Ltd.		658,000	$175,000.00

NBCN Clearing Inc. ITF JF Mackie & Company	$63,000.14		$67,128.00

Bateman & Company Ltd.		406,000	$107,978.73

JF Mackie & Company is a registered broker-dealer in the Province of Alberta; Canada. Bateman & Company Ltd. is a registered broker-dealer in the Cayman Islands. Power One Capital Markets Ltd. is a Limited Market Dealer registered in the Province of Ontario, Canada. The shares issued to Power One Capital Markets Ltd and Bateman & Company Ltd. are subject to a Lock Up Agreement , which provides that: (i) up to 25% of each such shareholder’s shares may be re-sold when the registration statement of which this prospectus is a part becomes effective, (ii) an additional 25% of each such shareholder’s shares may be sold following the date that is six months from the date of effectiveness of the registration statement of which this prospectus forms a part, (iii) an additional 25% may be sold following the date that is twelve months from the date of effectiveness of the registration statement of which this prospectus forms a part and (iv) up to 25% of each such shareholder’s shares may be sold following the date that is eighteen months from the date of effectiveness of the registration statement of which this prospectus forms a part. In each case, the foregoing placement agents received the securities as compensation for investment banking services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATIONS

We will require additional capital to implement development of our claim groups beyond the initial evaluation and to bring the mill and refinery to a stage of operation which we expect to raise through a public offering, private placements of our securities or through loans or some combination of the foregoing.

Discussion of Operations & Financial Condition
Three and Six month period ended December 31, 2006

Silver Reserve Corp. has no source of revenue and we continue to operate at a loss. We expect our operating losses to continue for so long as we remain in an exploration stage and perhaps thereafter. As at June 30, 2006, we had accumulated losses of $94,379. As of December 31, 2006 we had accumulated losses of $2,197,766. Our ability to emerge from the exploration stage and conduct mining operations is dependent, in large part, upon our raising additional equity financing.

As described in greater detail below, the Company’s major endeavor over the year ended June 30, 2006 and six-month period ended December 31, 2006 has been its effort to raise additional capital to pursue its exploration activities and to meet its obligations relating to the grant of an option to acquire interests in the mineral claims available from Sage Associates Inc.

Having obtained material financing, we are moving forward to explore the properties and claims acquired and to implement exploration programs.

SELECTED INFORMATION

	Three months ended		Three months ended
	December 31, 2006		December 31, 2005

Revenues	$	Nil	$	Nil
Net Loss		$368,488	$	Nil
Loss per share-basic and diluted		$(0.01)		$(0.00)

		Six months ended		Six months ended
		December 31, 2006		December 31, 2005

Revenues	$	Nil	$	Nil
Net Loss		$2,103,387	$	Nil
Loss per share-basic and diluted		$(0.07)		$(0.00)

		As at		As at
		December 31, 2006		June 30, 2006

Total Assets		$6,001,134		$1,806,102
Total Liabilities		$3,629,538		$1,200,153
Cash dividends declared per share		Nil		Nil

The total assets for the year ended June 30, 2006 includes cash and cash equivalents of $550,775, short-term investments of $1,154,324, prepaid expenses of $2,789, capital assets of $27,182 and unamortized debt issuance cost of $71,032. For the six-month period ended December 31, 2006, total assets include cash and cash equivalents of $2,607,124, short-term investments of $1,523,043, prepaid expenses and other receivables of $6,681, capital assets of $1,700,523 and unamortized debt issuance cost of $163,763. The current assets increased significantly from $1,707,888 on June 30, 2006 to $4,136,848 on December 31, 2006. The increase in current assets arose as the Company received funds on the issue of convertible debentures for total consideration of $2,480,205 during the quarter ended September 30, 2006 and additional cash of $548,935 received as consideration for the issuance of common shares.

Revenues

No revenue was generated by the Company’s operations during the three month and six month periods ended December 31, 2006 and December 31, 2005.

Net Loss

The Company’s expenses are reflected in the Statements of Operation under the category of Operating Expenses. To meet the criteria of United States generally accepted accounting principles (“GAAP”), all mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property will be capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The significant components of expense that have contributed to the total operating expense are discussed below.

(a) General and Administrative Expense

Included in operating expenses for the three-month period ended December 31, 2006 is general and administrative expense of $140,416, as compared with $Nil for the three-month period ended December 31, 2005. During the six-month period ended December 31, 2006, the general and administrative expense was $265,231 as compared to $Nil for the six-month period ended December 31, 2005. General and administrative expense represents approximately 35% of the total operating expense for the three-month period ended December 31, 2006 and approximately 12 % of the total operating expense for the six-month period ended December 31, 2006. General and administrative expense represents professional, consulting, office and general and other miscellaneous costs incurred during the three and six month period ended December 31, 2006.

(b) Project Expense

Included in operating expenses for the three-month period ended December 31, 2006 is project expenses of $187,377 as compared with $Nil for the three-month period ended December 31, 2005. During the six-month period ended December 31, 2006, the project expense was $1,816,600 as compared to $Nil for the six-month period ended December 31, 2005. Project expense is the most significant expense. It represents approximately 83% of the total operating expense for the six-month period ended December 31, 2006.

The significant components of this expense are as follows:

On August 31, 2006 the Company issued 3,540,600 common shares to the shareholders of Mojave Silver Company Inc., a Nevada Corporation, for purchase of its 100% right, title and interest in certain mineral claims located in the State of Nevada. Total consideration of $885,150, calculated at $0.25 per common share, was expensed to the income statement as Project expenses. For more information see “PROPERTIES - Klondyke Claim Group, Dyer Claim Group, Montezuma Claim Group, Nivloc Claim Group, Sylvania Claim Group, Santa Fe Claim Group, Silver Queen Claim Group, Blue Dick Claim Group, Weepah Hills Claim Groups, Kope Scheelite Claim Group, Quailey Patented Claims and Quailey Unpatented Claims.”

On August 31, 2006 the Company issued 1,850,000 common shares to the shareholders of Anglo Gold Mining Inc., a Nevada Corporation, for purchase of its 100% right, title and interest in certain mineral claims located in the State of Nevada. Total consideration of $462,500, calculated at $0.25 per common share, was expensed to the income statement as Project expenses. For more information see “PROPERTIES - Pansy Lee Claim Group - Terms of Acquisition.”

Liquidity and Capital Resources

The following table summarizes the Company’s cash flow and cash-in-hand for the six-month period.

	December 31, 2006	December 31, 2005

Cash and cash equivalent	$2,607,124	$	nil
Working capital	$4,043,268	$	nil
Cash used in operating activities	$(550,153)	$	nil
Cash used in investing activities	$(375,601)	$	nil
Cash provided by financing activities	$2,982,103	$	nil

As at December 31, 2006, the Company had working capital of $4,043,268, as compared to $Nil as of December 31, 2005. During the-six month period ended December 31, 2006 the Company raised (net) $2,982,103 by issuing common shares and convertible debentures for cash. As of December 31, 2006 the Company had short term investments for $1,523,043.

Off-Balance Sheet Arrangement

The Company had no off- balance sheet arrangement as of December 31, 2006 and December 31, 2005.

Contractual Obligations and Commercial Commitments

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing May 1, 2006, at a rate of $7,500 per month. For more information see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

On August 21, 2006, the Company entered into an Option Agreement to acquire mineral claims in the state of Nevada. The Company paid $20,000 on signing and agreed, among other things, to complete a $500,000 drilling and exploration program prior to the first anniversary, to earn a 40% interest in the mineral claims. If the Company elects to proceed, to earn a 100%, it must spend an additional $500,000 on further drilling on the claims prior to the second anniversary of the agreement. The property is subject to a 2.1% Net Smelter Return royalty payment with advance royalty payments of $10,000 per annum up to a maximum of $100,000 or until feasibility study is completed recommending the property be put into production, which ever occurs first. For more information see “PROPERTIES - Option to Purchase Mineral Claims from Sage Associates.”

We expect to contract all work on the Properties to independent contractors in the foreseeable future until we have discovered a commercial ore body or abandoned the property. We have no permanent employees. We anticipate that we will require substantial financing in order to proceed with our plan of exploration for an economic ore body. We presently do not have any commitments in place to finance this exploration and there is no assurance that the necessary financing will be obtained. If we are unable to secure new financing, then we will not be able to carry out the required exploration and may not be able to maintain our interest in the Properties.

Discussion of Operations & Financial Condition
Twelve months ended June 30, 2006 and
Three months ended September 30, 2006

Silver Reserve Corp. has no source of revenue and we continue to operate at a loss. We expect our operating losses to continue for so long as we remain in an exploration stage and perhaps thereafter. As at June 30, 2006, we had accumulated losses of $94,379. As of September 30, 2006, we had accumulated losses of $1,829,278. Our ability to emerge from the exploration stage and conduct mining operations is dependent, in large part, upon our raising additional equity financing.

As described in greater detail below, the Company’s major endeavor over the year ended June 30, 2006 and quarter ended September 30, 2006 has been its effort to raise additional capital to pursue its exploration activities, and to meet its obligations relating to the grant of options to acquire interest in the mineral claims available from Sage Associates, Inc.

Having obtained material financing, we are now moving forward to explore the properties and claims acquired and to implement exploration programs.

SELECTED ANNUAL INFORMATION

	June 30, 2006	September 30, 2006
	(Audited)	(Unaudited)

Revenues	Nil	Nil
Net Loss	$87,574	$1,734,899
Loss per share-basic and diluted	$(0.05)	$(0.07)
Total Assets	$1,806,102	$6,418,109
Total Liabilities	$1,200,153	$3,678,025
Cash dividends declared per share	Nil	Nil

The total assets for the year ended June 30, 2006 included cash and cash equivalents of $550,775, short-term investments of $1,154,324, prepaid expenses of $2,789, capital assets of $27,182 and unamortized debt issuance cost of $71,032. For the quarter ended September 30, 2006, total assets included cash and cash equivalents of $103,375, short-term investments of $4,319,561, prepaid expenses and other receivables of $17,740, capital assets of $1,770,385 and unamortized debt issuance cost of $207,048. The current assets increased significantly from $1,707,888 on June 30, 2006 to $4,440,676 on September 30, 2006. The increase in current assets arose as the Company received funds on the issue of Convertible Debentures for total consideration of $2,480,205 during the quarter ended September 30, 2006 and additional cash received of $548,935 through the issue of common shares.

Revenues
No revenue was generated by the Company’s operations during the year ended June 30, 2006 and quarter ended September 30, 2006.

Net Loss

The Company’s expenses are reflected in the Statements of Operation under the category of Operating Expenses. To meet the criteria of United States generally accepted accounting principles (“GAAP”), all mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No mineral property costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The significant components of expense that have contributed to the total operating expense are discussed as follows:

Year ended June 30, 2006 (Audited)

(a) General and Administrative Expense

Included in operating expenses for the year ended June 30, 2006 are general and administrative expenses of $89,647, as compared with $910 for the year ended June 30, 2005. General and administrative expense represented approximately 99% of the total operating expense for the year ended June 30, 2006 and 100% of the total operating expense for the year ended June 30, 2005. General and administrative expense increased by $88,737 in the current year, compared to the prior year. The increase in this expense is mainly due to the professional fees and costs, consulting fees and costs, office expense and general and other miscellaneous costs incurred during the year ended June 30, 2006.

Quarter ended September 30, 2006 (Unaudited)

(a) General and Administrative Expense

Included in operating expenses for the quarter ended September 30, 2006 are general and administrative expenses of $124,815, as compared with $nil for the quarter ended September 30, 2005. General and administrative expense represents approximately 7% of the total operating expense for the quarter ended September 30, 2006. General and administrative expense represents professional fees and costs, consulting fees and costs, office expense and general and other miscellaneous costs incurred during the quarter ended September 30, 2006.

(b) Project Expense

Included in operating expenses for the quarter ended September 30, 2006 is project expenses of $1,629,223 as compared with $nil for the quarter ended September 30, 2005. Project expense is the most significant expense and it represents approximately 87 % of the total operating expense for the quarter ended September 30, 2006.

The significant components of this expense are as under:

On August 31, 2006 the Company issued 3,540,600 common shares to Mojave Silver Company Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $885,150 calculated at $0.25 per common share was expensed to the income statement as Project expenses.

On August 31, 2006 the Company issued 1,850,000 common shares to Anglo Gold Mining Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $462,500 calculated at $0.25 per common share was expensed to the income statement as Project expenses.

Liquidity and Capital Resources

The following table summarizes the company’s cash flows and cash in hand:

	Year ended	Year ended
	June 30, 2006	June 30, 2005

Cash and cash equivalent	$550,775	$	nil
Working capital	$1,529,876	$	nil
Cash used in operating activities	$(22,101)		$(910)
Cash used in investing activities	$(1,164,873)	$	nil
Cash provided by financing activities	$1,737,749		$910

	Quarter ended		Quarter ended
	September 30, 2006		September 30, 2005

Cash and cash equivalent	$103,375	$	nil
Working capital	$4,280,960	$	nil
Cash used in operating activities	$(243,892)	$	nil
Cash used in investing activities	$(3,185,611)	$	nil
Cash provided by financing activities	$2,982,103	$	nil

As at June 30, 2006 the Company had working capital of $1,529,876 as compared to $nil as of June 30, 2005. During the year ended June 30, 2006 the Company raised (net) $1,737,749 by issuing common shares and convertible debentures for cash and invested $1,164,873 which included $1,154,324 in short-term cash deposits.

As at September 30, 2006 the Company had working capital of $4,280,960 as compared to $nil as of September 30, 2005. During the quarter ended September 30, 2006 the Company raised (net) $2,982,103 by issuing common shares and convertible debentures for cash and invested $3,185,611, which included $3,165,237 in short-term cash deposits.

The Capital assets as on September 30, 2006 net of amortization is $1,770,385. The non-cash purchase of capital assets during the quarter ended September 30, 2006 is from the following sources:

On August 31, 2006 the Company issued 88,500 common shares to Nevada Refinery Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a refinery facility and equipment. The total consideration of $22,125, calculated at $0.25 per common share, has been capitalized to Plant and Equipment.

On August 31, 2006 the Company issued 6,975,000 common shares to International Energy Resources Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a mill facility and equipment. The total consideration of $1,743,750, calculated at $0.25 per common share, has been capitalized to Plant and Equipment.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

SFAS No. 123R- In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("FAS 123R"), which revised FAS 123 "Accounting for Stock-Based Compensation". FAS 123R requires measurement and recognition of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide service in exchange for such award. Implementation is required as of the first interim or annual reporting period that begins after December 15, 2005 for public entities that file as small business issuers. Management intends to comply with this statement at such time as Stock-Based compensation is issued by the Company.

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets", an amendment of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management does not anticipate this Statement will impact the Company’s financial position or results of operations and cash flows.

In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value re measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Management does not anticipate this Statement will impact the Company's financial position or results of operations and cash flows.

FASB Statement No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. Management does not anticipate this statement will impact the Company's financial position or results of operations and cash flows.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments. To the extent actual results differ from those estimates, our future results of operations may be affected. Besides this critical accounting policy on use of estimates, we believe the following critical accounting policy affects the preparation of our financial statements.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mineral properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company’s proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No mineral property costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Off-Balance Sheet Arrangement

The Company had no off- balance sheet deposits as of September 30, 2006 and June 30, 2006.

Contractual Obligations and Commercial Commitments

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing May 1, 2006, at a rate of $7,500 per month.

On August 21, 2006, the Company entered into an Option Agreement to acquire mineral claims in the state of Nevada. The Company paid $20,000 on signing and agreed, among other things, to complete a $500,000 drilling and exploration program prior to the first anniversary, to earn a 40% interest in the mineral claims. If the Company elects to proceed, to earn 100%, it must spend an additional $500,000 on further drilling on the claims prior to the second anniversary. The property is subject to a 2.1% Net Smelter Return royalty payment with advance royalty payments of $10,000 per annum up to a maximum of $100,000 or until feasibility study is completed recommending the property be put into production, which ever occurs first. For additional information, see PROPERTIES - Option to Purchase Mineral Claims from Sage Associates in this prospectus.

We expect to contract all work on the Properties to independent contractors in the foreseeable future until we have discovered a commercial ore body or, if we do not discover a commercial ore body, we abandon the property. We have no employees. We anticipate that we will require substantial financing in order to proceed with our plan of exploration for an economic ore body. We presently do not have any commitments in place to finance this exploration and there is no assurance that the necessary financing will be obtained. If we are unable to secure new financing, then we will not be able to carry out the required exploration and may not be able to maintain our interest in the Properties.

DISCLOSURE CONTROLS AND PROCEDURES

In connection with our compliance with securities laws and rules, our Corporate Secretary evaluated our disclosure controls and procedures on June 30, 2006. He has concluded that our disclosure controls and procedures are effective. There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, there are 33,323,839 shares of common stock outstanding, held by 576 shareholders of record. We have Agent Warrants outstanding to purchase $350,106.73 of Convertible Debentures, which expire on June 30, 2007. We have $3,501,067.25 of Convertible Debentures outstanding that mature on December 31, 2007. We are registering a total of 18,542,089 shares of our outstanding common stock in this prospectus, which may be re-sold by Selling Shareholders as of the date that this prospectus becomes effective, subject to Lock-Up Agreements providing that up to 25% of the shares may be re-sold when the registration statement becomes effective, 25% may be re-sold six months from the date of effectiveness, 25% may be re-sold twelve months from the date of effectiveness and 25% may be re-sold eighteen months from the date of effectiveness. In addition, we are registering 15,404,698 shares that underlie outstanding Convertible Debentures and Convertible Debentures that may be issued on exercise of the Agent Warrants.

We have outstanding 14,781,750 shares of common stock, not covered by this prospectus that have been held by their respective holders for less than one year and are considered “restricted” stock under Rule 144 and which cannot be freely re-sold by their holders as of the date of this prospectus but which may be freely re-sold at a future date. Of that amount 4,365,000 shares of common stock are held by officers and directors of Silver Reserve and may be re-sold in the future subject to the volume restrictions imposed by Rule 144 upon affiliates of issuers. Other than the shares covered by this prospectus, we have not agreed to register any of our securities under the Securities Act for sale by shareholders. To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Board of Directors

The following persons are Directors of Silver Reserve as of May 1, 2006. Each Director will serve until the next meeting of shareholders or until replaced.

Todd D. Montgomery	President and CEO and Director
Joseph Montgomery	Chairman of the Board of Directors
Randal Ludwar	Director, Chief Financial Officer
Brent Walter	Director
Mason Douglas	Director

Todd Montgomery - President, Chief Executive Officer, Director

Mr. Montgomery is the founder and President and CEO of Anglo Minerals Ltd., a [Canadian] mining company whose shares trade on the TSXV Exchange under the symbol ALM-VN. Mr. Montgomery founded Anglo Minerals Ltd. in 1994. In 1999, Mr. Montgomery founded and served as President and Chief Operating Officer of SynEnco Energy Inc., an oil sands development corporation. Prior to 1999, Mr. Montgomery acted as an independent mining consultant and served as a director and officer of a number of private and public corporations. He is 40 years old.

Brent Walter, Director and Chairman of the Board

Mr. Walter received a LLB degree from the University of Saskatchewan in 1990. Since July 2004, he has been a lawyer with the firm, ProVenture Law LLP in Calgary, Alberta, and practices primarily in the areas of securities and corporate/commercial law. Prior to joining ProVenture Law LLP, he practiced with Phillips Sevalrud LLP in Calgary, Alberta. Mr. Walter currently serves as a director and officer of a number of public and private corporations, including Mystique Energy Inc. (TSXV), Anglo Minerals Ltd. (TSXV), AgriTec Systems, Inc. (TSXV) and Festino Venture Corp. (TSXV), and is a member of the audit committees for Mystique Energy Inc. and Anglo Minerals Ltd. He is a member of the Law Societies of Alberta and Saskatchewan (inactive), as well as the Canadian Bar Association. Mr. Walter is 41 years old.

Joseph Montgomery, Director

Mr. Montgomery is a geological engineer. He holds a B.Sc. (1959) in Geology, a M.Sc. (1960) in Geology and a Ph.D. (1967) in Geology. Mr. Montgomery has been practicing since 1959 and maintains his professional status as a member of the Association of Professional Engineers and Earth Sciences of British Columbia. Mr. Montgomery is also a member of the advisory board of the Canadian Institute of Gemology. Mr. Montgomery is 79 years old.

Randal Ludwar, Chief Financial Officer, Principal Accounting Officer

Mr. Ludwar received a B.Sc. (1977) in Business Administration from Yale University. Mr. Ludwar has been a director of Anglo Minerals Ltd. since 1995 and a private consultant to the Montgomery Group of Companies for the past ten years. Mr. Ludwar presently teaches business classes at SIAST Palliser Campus and has done so since 1987. Mr. Ludwar is 52 years old.

Mason Douglas, Director

Mr. Douglas received an MBA from the University of Saskatchewan in 2000. He is presently in his third year of law school at the University of Calgary. Between 2001 and 2004 Mr. Douglas was Vice President of Operations of Western Petrochemicals Corp. a privately owned oil development company. He has also operated as an independent consultant between 2001 and 2006 providing business plans, economic modeling and project management for a variety of mining projects. Mr. Douglas is 32 years old.

EXECUTIVE COMPENSATION

Except for services provided by entities owned by some of our Officers and Directors as more particularly set out in CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS no officer or director has received any other remuneration from us, directly or indirectly, since our inception. Although we have no compensation plan in existence, it is possible that we will adopt such a plan in the future to pay or accrue compensation to our officers and directors for services related to the operation of our business. Although we have no retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, it is possible that we will adopt such a plan in the future. Although we have no employment contract or compensatory plan or arrangement with any of our directors, it is possible that we will adopt such a plan in the future. We have a Stock Option Plan described herein under that heading.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have 33,323,839 shares of common stock issued and outstanding. Consequently, for purposes of describing shareholder voting rights, we have included in the table below the number of common shares of Silver Reserve held by the officers and directors of Silver Reserve. The last column of the table below reflects the voting rights of each officer and/or director as a percentage of the total voting shares.

Name and Address Of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class Held

Todd D. Montgomery, President and CEO 1025 Grayson Cres. Moose Jaw, SASK S6H 4N7	1,538,500(1)	4.62% of Common Shares

Joseph Montgomery, Chairman 8606 Fremlin Street Vancouver, BC V6P 3X3	500,000(2)	1.50% of Common Shares

Randal Ludwar, Chief Financial Officer 1215 Mayberry Crescent Moose Jaw, SASK S6H 6X7	500,000	1.50% of Common Shares

Brent Walter 2417 - 32nd Avenue SW Calgary, AB T2T 1X4	500,000	1.50% of Common Shares

Mason Douglas 103 2029 Ulster Road NW Calgary, AB T2N 4C4	350,000	1.05% of Common Shares

Stafford Kelley, Secretary 146 Trelawn Avenue Oakville, ON L6J 2R4	976,500(3)	2.93% of Common Shares

TOTAL	4,365,000	13.10%

(1)	88,500 of Todd Montgomery’s shares are held by Nevada Refinery Inc. a Nevada corporation owned by Mr. Montgomery.

(2)	400,000 of Joseph Montgomery shares are held by his family members.

(3)	Mr. Kelley’s shares are held by S.K. Kelley & Associates, Inc., an Ontario corporation controlled by Mr. Kelley.

As a group management and the directors own or control 13.10% of the issued and outstanding shares of Silver Reserve.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Medallion Capital Corp., an Ontario, Canada Corporation (“Medallion”) provides office space, secretarial services, accounting services and other administrative services to Silver Reserve pursuant to a Consulting Services Agreement with the Company dated May 1, 2006. Medallion is wholly owned by its President, Stafford Kelley. Stafford Kelley is the Corporate Secretary of Silver Reserve. S.K. Kelley & Associates, Inc., an Ontario corporation under common control by Stafford Kelley, owns 976,500 Shares of the Company, representing 2.93% of the issued and outstanding Shares of the Company as of June 30, 2006.

Under the terms of this agreement Medallion is responsible to:

(a)	prepare all necessary documents and other information required in connection with registration and listing of the shares;

(b)	complete a due diligence and valuation review of Silver Reserve in connection with the registration of shares;

(c)	advise Silver Reserve regarding financial planning and corporate development;

(d)	prepare or cause to be prepared a Business Plan and public relations materials for Silver Reserve;

(e)	prepare agreements for financing and other contracts and obtain the company's legal counsel’s approval of such agreements or contracts prior to execution; and

(f)	Carry out management and corporate record keeping functions.

Pursuant to the Consulting Agreement, Medallion receives $7,500.00 per month and had received a total of $7,500.00 as of June 30, 2006 and $22,500.00 for the period from July 1, 2006 to September 30, 2006 and $22,500.00 for the period from October 1, 2006 to December 31, 2006, in connection with its provision of the above services. Medallion also receives reimbursement for certain costs, including specified office expenses, equipment and supplies which totaled US$16,531.00 (CDN$18,433.04) at June 30, 2006 and US$60,614.40 (CDN$68,025.06) for the period from July 1, 2006 to September 30, 2006 and US$23,093.33 (CDN $26,323.36) for the period from October 1, 2006 to December 31, 2006. In addition, Nevada Refinery Inc., a corporation substantially owned by Mr. Montgomry, sold assets to the Company as described in “PROPERTIES - Nevada Refinery Purchase Agreement.”

The Company’s President , CEO and Director Todd Montgomery is the beneficial owner of Mineral Exploration and Development Inc, (“Minerals”) and Sierra Nevada Geothermal Inc. (“Sierra”) both Nevada corporations, which were owed money by International Energy Resources Inc., Anglo Gold Mining Inc, and Mojave Silver Company Inc. all companies which sold assets to Silver Reserve. Each of these companies assigned their Property Purchase Agreements on August 15, 2006 to their Shareholders in exchange for the Shareholders assuming their debts to Minerals in the amount of $1,515,021.00 and Sierra in the amount of $1,579,379.00. These amounts were secured by Promissory Notes from the Shareholders.

Mr. Montgomery advanced or arranged for the advance of $30,000.00 prior to June 30, 2006 and $60,602.45 between June 30, 2006 and September 30, 2006 as a loan to Offshore Trust Services Ltd. a Nevada corporation doing contract work for Silver Reserve These amounts where repaid at December 31, 2006.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated in the State of Delaware on June 3, 1999 under the name, "54836 Corp." Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with a technology company called NuFeed Ltd. The transaction did not proceed and the Company did not have any business activity until May of 2002, when the Company was considered for a business combination with another company that had a cellular telephone accessory business. That transaction also did not go forward. The Company then had no business activity until 2004 when it was considered for a business combination with Enflow Power Corporation. This transaction did not go forward and the Company had no business activity until March of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Nevada. On April 11, 2006, we changed our name to “Silver Reserve Corp.” In August of 2006, the Company entered into a series of asset purchase agreements pursuant to which it acquired its properties. The properties and the asset purchase agreements are described in the section of this prospectus entitled, “PROPERTIES.”

On May 1, 2006, Todd D. Montgomery, Joseph Montgomery, Randal Ludwar, Brent Walter and Mason Douglas were appointed to the Board of Directors and J. Paul Hines, the former President and sole Director of the Company, resigned.

All transactions with related parties are described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our common stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Delaware law. Our authorized capital stock consists of 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 50,000,000 shares of preferred stock having a par value of $0.0001 per share. None of the preferred shares have been issued as of the date of this prospectus. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters presented to the shareholders for a vote. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of common stock are subsequently issued, the relative interests of existing shareholders will be diluted.

USE OF PROCEEDS

We will receive up to $6,126,868 from the proceeds of the sale of Shares pursuant to the exercise of the Warrants underlying the Convertible Debentures, upon exercise of Agent Warrants and upon conversion of the Convertible Debentures underlying the Agent warrants and exercise of the Warrants underlying such Convertible Debentures. We will not receive any of the proceeds from the sale of the shares of common stock offered hereunder by the selling shareholders. We will not pay any commissions or any of the expenses of the selling shareholders related to the sale of these shares.

DETERMINATION OF OFFERING PRICE

The exercise price under the Warrants issued on conversion of the Convertible Debentures is $0.75 per share. We have used this exercise price to determine the amount of the offering, recognizing that this price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares. The selling shareholders will sell their shares at US$0.75 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. This price was chosen arbitrarily and should not be considered an estimation of value.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the Selling Shareholders listed below, of an aggregate of 33,946,787 shares of common stock.

Selling shareholders will sell at a fixed price of $0.75 per share until our common stock is quoted on the OTC Bulletin Board. Thereafter, the selling shareholders will sell their common stock at prevailing market rates or privately negotiated prices. The sale of the selling shareholders' shares by the selling shareholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. We will file a post-effective amendment to our registration statement with the SEC if any selling shareholder enters into an agreement to sell shares through broker-dealers acting as principals after the date of this prospectus.

The Selling Shareholders, during the time each is engaged in distributing shares covered by this prospectus, must comply with the requirements of Regulation M under the Exchange Act. Generally, under those rules and regulations they may not: (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Shareholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

In addition, pursuant to SEC Rule 415 the Company confirms that the maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than 8 % for the sale of any securities covered by this prospectus.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares may be quoted on the OTC Bulletin Board, and the price of our shares may fall within a range which would cause our shares to be considered a “penny stock”. The additional sales practice and disclosure requirements imposed upon broker-dealers handling “penny stocks” may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the market.

Under the “penny stock” regulations, a broker-dealer selling “penny stocks” to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to purchase, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the “penny stock” regulations require the broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared by the Commission relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the “penny stock” held in a customer's account and information with respect to the limited market in “penny stocks.” All of the foregoing may affect the marketability of the securities

Sales of any shares of common stock by the Selling Shareholders may depress the price of the common stock in any market that may develop for the common stock.

At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

Under the Securities Exchange Act of 1934, as amended, and its regulations, any person engaged in the distribution of shares of common stock offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the Selling Shareholders.

The following table sets forth information known to us regarding ownership of our common stock by each of the selling shareholders as of the date hereof and as adjusted to reflect the sale of shares offered by this prospectus. None of the Selling Shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years.

We believe, based on information supplied by the following persons that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of our shares offered in this prospectus. However, we do not know whether the Selling Shareholders will sell all or less than all of their Shares.

State Blue Sky Information Relating to the Shares

The Selling Shareholders may offer and sell their Shares only in States in the United States where exemptions from registration under State securities laws are available. The Company is offering its securities only to holders of Convertible Debentures and Agents Warrants, all of whom are non-U.S. Persons as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act. As a result, the Company is not offering any of its securities to any person resident in a State of the United States. The Company intends to obtain an exemption, known as the “manual exemption,” in approximately 38 States where such exemption is available. Generally, the manual exemption is available to issuers that maintain an up-to-date listing that includes certain information about the issuer in a recognized securities manual. The Company intends to obtain a listing in “Standard & Poor’s Corporation Records,” or Mergent’s (formerly Moody’s) Manuals and News Reports, both recognized securities manuals The States that provide the manual exemption include: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Guam, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Texas, U.S. Virgin Islands, Utah, Washington, West Virginia, and Wyoming. Each State’s law is different. Some of the States provide a general exemption for issuers’ securities that are listed in a “recognized securities manual” (or similar language) while other States have provisions that name the recognized securities manuals that qualify an issuer for the exemption in that State. Investors, Selling Shareholders and securities professionals are advised to check each State’s securities laws and regulations (known as “Blue Sky” laws) to ascertain whether an exemption exists for the Company’s shares in a particular state. When our registration statement (of which this prospectus forms a part) becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, the Company will be able to identify whether it will need to register or will rely on an exemption there from.

SELLING SHAREHOLDERS

Shareholder	No. of Shares Owned	Shares Issued on Conversion of Debentures and Exercise of Warrants	Relationship with Issuer	Shares Owned After Offering

Michael Wilby (1)	1,391,600		None	None

Herman Neufeld (1)	1,167,183		None	None

Christopher Glover (1)	1,710,000		None	None

Mathew James (1)	1,710,000		None	None

J.L. Guerra Jr. (1)	1,750,750		None	None

Janet Shuttleworth (1)	50,000		None	None

Joanne Hughes (1)	50,000		None	None

West Peak Ventures of Canada Ltd. (2)	1,850,000		None	None

Agosto Corporation Limited (3)	652,817		None	None

Pinetree Resource Partnership (4)	1,700,000		None	None

George Orr (5)	925,000		None	None

Beth Glover (5)	925,000		None	None

NPT Fund (6)	1,480,851	4,319,150	None	None

Royal Trust ITF AIG Global Investment Corp. (Can) (7)	1,000,000	2,916,550	None	None

Capital One Asset Management Limited (8)	87,500	255,328	None	None

Richard Patricio (9)	25,000	72,916	None	None

Mike Riccardi (9)	87,500	255,208	None	None

NBCN Clearing Inc. ITF Deesons Investments Ltd. (10)	200,000	893,624	None	None

NBCN Clearing Inc. ITF Oceanic Greystone Securities Inc. (11)	200,000		None	None

NBCN Clearing Inc. ITF Leith Pedersen (12)	212,760		None	None

NBCN Clearing Inc. ITF Dr. T. Chen Fong (13)	200,000	600,000	None	None

NBCN Clearing Inc. ITF Brenda Mackie (18)	102,128	297,872	None	None

Gundyco ITF Pinetree Resource Partnership (4)		3,500,000	None	None

Gundyco ITF Power One Capital Markets Ltd. (14)	658,000	700,000	None	None

NBCN Clearing Inc. ITF Diamond Investment Holdings Ltd. (15)		893,624	None	None

NBCN Clearing Inc. ITF JF Mackie & Company (16)		268,512	None	None

Bateman & Company Ltd. (17)	406,000	431,914	None	None

Total:	18,542,089*	15,404,698*

*Total Shares Covered by this Prospectus: 33,946,787

(1)	The Corporate records indicate that these shares were acquired from other shareholder of the Company.

(2)	West Peak Ventures is controlled by Tim Brock, Vancouver, British Columbia.

(3)	Agosto Corporation Limited is controlled by Gordon Murphy, Barbados, BVI.

(4)
Pintetree Resource Partnership is controlled by Lynn Factor, Toronto, Ontario. Pinetree Resources acquired shares in a private placement on June 5, 2006 at a price of $0.25 per share. It also acquired $875,000 of the Company’s Convertible Debentures on June 5, 2006. The corporate record indicate that it was also transferred 500,000 shares from another shareholder

(5)	These shares were issued at $0.25 per share in payment for the Pansey Lee Claim Group.

(6)
NPT Fund is an investment fund managed by Ryan Bateman, Grand Cayman, Cayman Islands. The fund has offices in Grand Cayman, Cayman Islands. NPT Fund acquired shares in two private placements on August 3, 2006 and August 8, 2006. The price in each private placement was $0.25 per share. NPT Fund also acquired $1,079,787 of the Company’s Convertible Debenture

(7)
AIG Global Investment Corp. (Can) is an investment fund managed by Steven Palmer and has offices in Toronto, Ontario. AIG acquired the shares in a private placement on July 4, 2006 at $0.25 per share. On the same date, AIG acquired $729,137 of the Company’s Convertible Debentures.

(8)
Capital One Asset Management Limited is controlled by Pasquale DiCapo, Etobicoke, Ontario. Capital One Asst Management acquired the shares in a private placement on July 4, 2006 at $0.25 per share. On the same date Power One acquired $63,802 of the Companies Convertible Debenture

(9)	The shares were acquired in a private placement on July 5, 2006 at $0.25 per share.

(10)
Deesons Investments Ltd. is controlled by Dayan Henson and maintains its office in Calgary Alberta. The shares were acquired on July 4, 2006 at $0.25 per share. On the same date Deesons acquired $223,406 of the Company’s Convertible Debenture

(11)	Oceanic Greystone Securities Inc. is controlled by Richard Devries and maintains offices in Calgary, Alberta. It acquired the shares in a private placement on July 26, 2006 at $0.25 per share.

(12)	The shares were acquired in a private placement on 7 July 26, 2006 at $0.25 per share.

(13)	The shares were acquired in a private placement on July 26, 2006 at $0.25 per share. On the same date, Dr. Fong acquired $150,000.00 of the Company’s Convertible Debentures.

(14)
Power One Capital Markets Ltd. is a Limited Market Dealer registered in the Province of Ontario Canada controlled by Pasquale DiCapo, with offices in Toronto, Ontario. Power One exercised its option to receive payment of the 7% commission in common shares at $0.25 per share and holds a warrant to acquire a Convertible Debenture of $175,000

(15)
Diamond Investment Holdings Ltd. is controlled by Richard Devries and maintains offices in Calgary, Alberta. Diamond Investment Holdings acquired $223,406 of the Company’s Convertible Debentures on July 26, 2006.

(16)
JF Mackie & Company is controlled by James Mackie. JF Mackie is a registered broker-dealer in the Province of Alberta, Canada. JF Mackie & Company received a Warrant to acquire Convertible Debentures in the amount of $67,128 as part of its consideration for investment banking services for the Company

(17)
Bateman and Company Ltd. is controlled by Ryan Bateman. Bateman and Company Ltd. is a registered broker-dealer in the Cayman Islands. Bateman and Company Ltd. received its shares as compensation for investment banking services plus a Warrant to acquire a Convertible Debenture in the amount of $107,978.50.

(18)	Brenda Mackie is an affiliate of James Mackie. J.F. Mackie, a registered broker-dealer in the Province of Alberta, Canada. She holds her shares for investment purposes.

All of the shares covered by this prospectus are subject to a Lock Up Agreement as described in “HISTORY - Private Placements” herein.

We intend to keep this prospectus effective for one year from the date of this prospectus, although we reserve the right to terminate the distribution under this prospectus prior to that time.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding.

LEGAL MATTERS

The validity of the issuance of the common stock offered in this prospectus has been passed upon by Kavinoky Cook LLP, Buffalo, New York.

EXPERTS

The financial statements for the period from the date of inception (June 3, 1999) through June 30, 2006 were audited by SF Partnership LLP, independent auditors, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Information regarding the mineral properties were prepared by the Company from information in the public domain.

CHANGE IN AUDITORS

As of April 24, 2007 the board of Silver Reserve unanimously approved the replacement of SF Partnership LLP with Schwartz Levitsky Feldman LLP as the Company’s independent auditors. Silver Reserve’s principal independent auditors are currently Schwartz Levitsky Feldman LLP.

Silver Reserve neither had nor has any disagreements with SF Partnership LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedures through the date of this Prospectus, which if not resolved to their satisfaction would have caused them to make reference in connection with their opinion of the subject matter of the disagreement.

The audit reports of SF Partnership LLP for all years and periods of audit did not contain any adverse opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Since inception, Silver Reserve has not consulted with Schwartz Levitsky Feldman LLP regarding any of the matters specified in Item 304(a)(2) of Regulation SB promulgated under the Securities Act of 1933, as amended.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding. However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The material terms of all exhibits have been expressed in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and you can reach us at 1-866-448-1073. Stafford Kelley acts as the Information Officer for the Company and can be reached at the above number or at 905-845-1073.

Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

GLOSSARY OF TERMS

Adits: a tunnel entrance.

Bismuth: metallic element

Carbonate: a salt of carbonic acid

Chloride: a compound of chlorine

Dore bars: bars of precious metal (in this case silver and gold) poured from molten material recovered in the final processing of the mill.

Drifting: making a drift or tunnel

Incline: a tunnel trending downward

Iron oxides: an alteration product of minerals containing iron.

Limonite: an alteration product of minerals containing iron

Limestone: sedimentary rock composed of calcium carbonate

Mineral claims: land title encompassing minerals

Mineralized zone: an area containing minerals

Open pit mines: surface excavation for the purpose of recovering ore

Ore: mineral that may be mined at a profit

Oxidized: alteration of rocks or minerals by water containing oxygen

Patented claim: land grant similar to a fee simple title

Quartz: a mineral composed of silica

Raising: a vertical shaft

Shafts: excavation to form an approximately vertical tunnel

Shale: laminated sediment usually of clay particles.

Scheelite: a mineral composed of calcium and tungsten

Smelted: processed to recover metal from ore

Staked: acquisition of mineral title by placing posts on the ground and filing at the mining recorders office.

Steel head frame: a structure at the top of a shaft that houses the mechanism that raises and lowers personnel, equipment and ore.

Sulfide: chemical compound composed of a metallic ion and sulphur

Surveyed: to determine and delineate the form, extent and position etc. of a tract of land by taking linear and angular measurements and applying the principals of geometry and trigonometry.

Tungsten: a metallic element

Tunnels: often used as a synonym for adit, drift or gallery

Workings: refers to any excavations on surface or below to access a mineral deposit

INDEX TO FINANCIAL STATEMENTS

SILVER RESERVE CORP.
(A Delaware Corporation)

Financial Statements of Silver Reserve Corp. as of December 31, 2006 and June 30, 2006 (Unaudited)

Statements of Operations for the six months and three months ended December 31, 2006 and December 31, 2005

Statements of Changes in Stockholders’ Equity for the six months ended December 31, 2006 and the year ended June 30, 2006

Statements of Cash Flows for the six months ended December 31, 2006 and December 31, 2005

Condensed Notes to Interim Financial Statements

Financial Statements of Silver Reserve Corp. for the Quarters Ended September 30, 2006 and 2005 (Unaudited)

Balance Sheets for the Quarter Ended September 30, 2006

Statements of Operations for the Quarter Ended September 30, 2006

Statements of Cash Flows for the Quarter Ended September 30, 2006

Statements of Changes in Stockholders' Equity (Deficit) for the Quarter Ended September 30, 2006

Notes to Financial Statements

Audited Financial Statements of Silver Reserve Corp. for the Years Ended June 30, 2006 and 2005

Report of Independent Auditor

Balance Sheets for the Years Ended June 30, 2006 and 2005

Statements of Operations for the Year Ended June 30, 2006

Statements of Cash Flows for the Year Ended June 30, 2006

Statements of Changes in Stockholders' Equity (Deficit) for the Year Ended June 30, 2006

Notes to Financial Statements

F-1

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

DECEMBER 31, 2006

(Amounts expressed in US Dollars)

(Unaudited)

CONTENTS

Interim Balance Sheets as of December 31, 2006 and June 30, 2006	2
Interim Statements of Operations for the six months and three months ended
December 31, 2006 and December 31, 2005	3
Interim Statements of Changes in Stockholders' Equity for the six months ended
December 31, 2006 and the year ended June 30, 2006.	4
Interim Statements of Cash Flows for the six months ended December 31, 2006
and December 31, 2005.	5
Condensed Notes to Interim Financial Statements	6 - 11

F-1

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Interim Balance Sheets as at
December 31, 2006 and June 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)
	Dec 31,	June 30,
	2006	2006
	$	$
ASSETS
Current
Cash	2,607,124	550,775
Short-term investments	1,523,043	1,154,324
Prepaid expenses and other receivables	6,681	2,789

Total Current Assets	4,136,848	1,707,888
Plant and Equipment, net (note 5)	1,700,523	27,182
Debt Issuance Costs, less amortization of
$80,884 during six months ended Dec 31, 2006 (note 4)	163,763	71,032

Total Assets	6,001,134	1,806,102

LIABILITIES
Current
Accounts payable	83,438	24,802
Accrued liabilities	10,142	153,210

Total Current Liabilities	93,580	178,012
Convertible Debentures (note 6)	3,535,958	1,022,141

Total Liabilities	3,629,538	1,200,153

Commitments and Contingencies (note 8)

STOCKHOLDERS' EQUITY
Capital Stock (note 7)
Class ‘A’ Convertible Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 33,323,839 issued and outstanding	3,332	1,641
Additional Paid-in Capital	4,566,030	698,687
Deficit Accumulated During the Exploration Stage	(2,197,766)	(94,379)

Total Stockholders' Equity	2,371,596	605,949

Total Liabilities and Stockholders' Equity	6,023,474	1,806,102

See Condensed notes to the Interim Financial Statements

F-2

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the six months and three months ended Dec 31, 2006 and Dec 31, 2005 and the Period from Inception (June 3, 1999) to Dec 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

		For the	For the	For the	For the
		six months	six months	three months	three months
	Cumulative	ended	ended	ended	ended
	since	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	inception	2006	2005	2006	2005

	$	$	$	$	$
Revenues	-	-	-	-	-
Operating Expenses

General and administration	361,683	265,231	-	140,416	-
Project expenses (Note 7)	1,816,600	1,816,600	-	187,377	-
Amortization	100,031	99,414	-	73,619	-

Total Operating Expenses	2,278,314	2,181,245	-	401,412	-

(Loss) from Operations	(2,278,314)	(2,181,245)	-	(401,412)	-
Other income-interest	115,439	111,470	-	50,573	-
Interest	(34,891)	(33,612)	-	(17,649)	-

(Loss) before Income Taxes	(2,197,766)	(2,103,387)	-	(368,488)	-

Provision for income taxes	-	-	-	-	-

Net (Loss)	(2,197,766)	(2,103,387)	-	(368,488)	-

(Loss) per Weighted Average Number
of Shares Outstanding
-Basic and Fully Diluted		(0.07)	(0.00)	(0.01)	(0.00)

Basic Weighted Average Number
of Shares Outstanding During the Periods
-Basic and Fully Diluted		28,748,921	1	33,323,839	1

See condensed notes to the Interim Financial Statements

F-3

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Interim Financial Statements of Changes in Stockholders’ Equity
From Inception to December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	Common Stock		Additional	Deficit Accumulated during the	Total Stockholders'
	Number of Shares	Amount	Paid-in Capital	Exploration Stage	Equity
		$	$	$	$
For the period from inception (June 3, 1999) through July 1, 2004	1	-	5,895	(5,895)	-
Net (loss)	-	-	910	(910)	-

Balance, June 30, 2005	1	-	6,805	(6,805)	-
Contribution to additional paid-in capital	-	-	3,024		3,024
Cancelled shares	(1)	-	(1)		(1)
Common shares issued for nil consideration (note 7)	14,360,000	1,436	(1,436)	-	-
Common shares issued for cash	2,050,000	205	414,795	-	415,000
Subscription for stock			300,000	-	300,000
Stock issuance cost	-	-	(24,500)	-	(24,500)
Net (loss)	-	-	-	(87,574)	(87,574)

Balance, June 30, 2006	16,410,000	1,641	698,687	(94,379)	605,949
Common shares issued for cash	3,395,739	340	548,595	-	548,935
Common shares issued to agents in lieu of commission for placement of common shares and convertible debentures	1,064,000	106	265,894	-	266,000
Common shares issued for acquisition of interests in mineral claims	3,540,600	354	884,796	-	885,150
Common shares issued for acquisition of interests in mineral claims	1,850,000	185	462,315	-	462,500
Common shares issued for acquisition of interests in a refinery	88,500	9	22,116	-	22,125
Common shares issued for purchase of a mill with capital equipments	6,975,000	697	1,743,053	-	1,743,750
Stock issuance cost			(59,426)		(59,426)
Net (loss) for the six month period ended Dec 31, 2006		-	-	(2,103,387)	(2,103,387)

Balance Dec 31, 2006	33,323,839	3,332	4,566,030	(2,197,766)	2,371,596

See condensed notes to the Interim Financial Statements

F-4

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended Dec 31, 2006 and Dec 31, 2005
(Amounts expressed in US Dollars)
(Unaudited)

	Cumulative
	Since	Dec 31,	Dec 31,
	Inception	2006	2005
Cash Flows from Operating Activities
Net (loss)	(2,197,766)	(2,103,387)	-
Adjustment for:
Depreciation	100,031	99,414	-
Amortization of debt issuance cost	83,727	80,884	-
Shares issued for mineral claims, as part of project expenses	1,347,650	1,347,650
Changes in non-cash working capital
Prepaid expenses	(6,681)	(3,892)	-
Accounts payable	83,438	58,636	-
Accrued liabilities for investing activities	10,142	(29,458)	-

Net cash provided by (used in) operating activities	(579,459)	(550,153)	-

Cash Flows from Investing Activities
Short-term investments	(1,523,043)	(368,719)	-
Acquisition of plant and equipment	(34,680)	(6,882)	-

Net cash used in investing activities	(1,557,723)	(375,601)	-

Cash Flows from Financing Activities
Issuance of common shares for cash	1,271,348	548,935	-
Issuance of convertible debentures (note 6)	3,535,958	2,496,168	-
Stock and debenture placement commissions paid in cash	(63,000)	(63,000)

Net cash provided by financing activities	4,744,306	2,982,103	-

Net Change in Cash	2,607,124	2,056,349	-
Cash- beginning of period	-	550,775	-

Cash - end of period	2,607,124	2,607,124	-

Supplemental Cash Flow Information
Interest paid	-	-	-

Income taxes paid	-	-	-

See condensed notes to the Interim Financial Statements

F-5

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the year ended June 30, 2007. Interim financial statements should be read in conjunction with the company’s annual audited financial statements.

The interim financial statements include the accounts of Silver Reserve Corp. (the “Company”)

2.	Exploration Stage Activities

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a cumulative loss of $2,197,766 from inception to December 31, 2006. The Company has funded operations through the issuance of capital stock and convertible debentures. In May and June 2006, the Company closed a private placement of its common stock for gross proceeds of $415,000. During the six month period ended December 31, 2006 the Company raised $848,935 (including $ 300,000 received in prior year as stock subscription) through private placement of its common stock for cash. The Company also issued Convertible Debentures for $1,020,862 during the year ended June 30, 2006 and an additional $2,480,205 during the six month period ended December 31, 2006. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its silver extraction activities.

F-6

3.	Nature of Operations

Silver Reserve Corp. (the "Company"), was incorporated on June 3, 1999 as 54836 Corp. under the laws of the State of Delaware. On April 10, 2006, 54836 Corp. changed its name to Silver Reserve Corp.

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of silver mining properties in the state of Nevada. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

4.	Debt Issuance Costs

Costs associated with issuance of convertible debentures are deferred and amortized over the life of the related debenture. Deferred financing charges are stated at cost less accumulated amortization.

5.	Property, Plant and Equipment, Net

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method
Office furniture and fixtures	20%	declining balance method
Leasehold improvements	3 years	straight line method
Plant and Machinery	15%	declining balance method
Tools	25%	declining balance method
Vehicles	20%	declining balance method
Consumables	50%	declining balance method
Moulds	30%	declining balance method
Mobile Equipment	20%	declining balance method
Factory Buildings	5%	declining balance method

F-7

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

		Dec 31, 2006		June 30, 2006
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
	$	$	$	$

Office, furniture and fixtures	16,432	1,712	12,820	211
Computer equipment	3,268	404	1,666	41
Leasehold improvements	13,759	2,626	13,313	365
Plant and Machinery	1,512,619	75,631	-	-
Tools	5,400	429	-	-
Vehicles	37,334	2,406	-	-
Consumables	64,197	10,700	-	-
Molds	900	90	-	-
Mobile Equipment	71,797	4,786	-	-
Factory Buildings	74,849	1,248

	1,800,555	100,032	27,799	617

Net carrying amount		1,700,523	27,182

6.	Convertible Debentures

During the year ended June 30, 2006, the Company issued convertible debentures for a total of $1,020,862.

During the six month period ended December 31, 2006 the Company issued convertible debentures for a total of $2,480,205.

Pursuant to SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" the Company accounts for the convertible debentures as a liability at the face value and no formal accounting recognition is assigned to the value inherent in the conversion feature.

All convertible debentures mature on December 31, 2007 and bear interest at the rate of 2% per annum. Interest is payable on conversion or maturity and may be payable by delivery of cash or Shares (as defined below).

F-8

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

Each convertible debenture is convertible into “Units” consisting of one common share of the Company (a “Share”) and one common share purchase warrant (a “Warrant”) at the rate of one Unit for each $0.50 of principal under the Convertible Debenture at the time of conversion. The Corporation reserves the right to pay interest in cash or Shares at its option. Each Warrant entitles the holder to purchase one Share at $0.75 per Share for a term of 12 months following issuance of a Warrant. The convertible debentures are convertible at any time follow the registration of the Shares underlying the Units and the Warrants and before maturity of the convertible debentures.

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be restricted securities unless registered under the United States Securities Act of 1933, as amended, or resold in compliance with an exemption from such registration. The Company will undertake to file a registration statement on Form SB-2 with the SEC to permit the resale of the Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants as free trading securities.

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be subject to a Lock Up Agreement. The Shares issued upon conversion of the convertible debentures will also be subject to restriction on their resale. Such restriction will provide that 25% of the Shares will be available for trading upon conversion of the convertible debentures, 25% will become free trading six months from conversion, 25% will become free trading twelve months from conversion and 25% will become free trading eighteen months from conversion. Warrant shares will be subject to a different restriction. Shares issued upon exercise of the Warrants will be 50% free trading upon exercise, with the remaining 50% to become free trading six months later.

7.	Issuance of common shares and warrants

Year ended June 30, 2006

On April 25, 2006, the Company authorized the increase in the number of shares of common stock issued to its sole shareholder ("Parent Company") to 14,360,000 shares of common stock. The Parent Company notified the Company that it had issued dividends of the common stock of the Company to the Parent Company shareholders and directed the Company to reissue the shares directly to the Parent Company's shareholders.

In May and June 2006, the Company issued 2,050,000 common shares through private placements for gross proceeds of $415,000. Expenses associated with the private placement were approximately $24,500.

F-9

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

Six months ended December 31, 2006

The Company issued through a private placement 3,395,739 common shares for total cash consideration of $848,935, which includes $300,000 stock subscription received in the prior year. These common shares were issued at $0.25 per share.

On July 28, 2006 and on August 4, 2006, the Company issued 658,000 and 406,000 common shares, respectively, in settlement of 7% commission in the amount of $266,000 due on the placement of common shares and Convertible Debentures totaling $3,800,000.

On August 31, 2006 the Company issued 3,540,600 common shares to Mojave Silver Company Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $885,150 calculated at $0.25 per common share has been expensed to the income statement as Project expenses.

On August 31, 2006 the Company issued 1,850,000 common shares to Anglo Gold Mining Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $462,500 calculated at $0.25 per common share has been expensed to the income statement as Project expenses.

On August 31, 2006 the Company issued 88,500 common shares to Nevada Refinery Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a refinery facility and equipment. The total consideration of $22,125 calculated at $0.25 per common share has been capitalized to Plant and Equipment.

On August 31, 2006 the Company issued 6,975,000 common shares to International Energy Resources Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a mill facility and equipment. The total consideration of $1,743,750 calculated at $0.25 per common share has been capitalized to Plant and Equipment.

Warrants

During the six months period ended December 31, 2006 the Company issued broker warrants to purchase convertible debentures as part of the commission due the agents who placed the offering of common shares and convertible debentures. These warrants represented an amount equal to 10% of the convertible debentures placed.

Issued	Expiration Date	Exercise Price
July 6, 2006	June 30, 2007	$175,000
July 26, 2006	June 30, 2007	67,128
August 2, 2006	June 30, 2007	107,979
		$350,107

F-10

SILVER RESERVE CORP.
(FORMERLY 54836 CORP.)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
December 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

7.	Employee Stock Option Plan

In April 2006, the Board of Directors approved an employee stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company at not less than 110 percent of the fair market value of the stock on the date of grant. Options will have a term of 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of December 31, 2006, no options have been granted under the 2006 Stock Option Plan.

8.	Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123 (R)). SFAS 123 (R) requires companies to recognize compensation cost for employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company adopted the provisions of SFAS 123 (R) on July 1, 2006 using the “modified prospective” application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of June 30, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. As a result of using this method, the financial statements for the year ended June 30, 2006 were not restated for the impact of stock-based compensation expense. Awards granted after June 30, 2006 are valued at fair value in accordance with the provisions of SFAS 123 (R) and recognized on a straight line basis over the service periods of each award. The Company has not issued any stock options to any of its employees as of December 31, 2006.

9.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing May 1, 2006, at a rate of $7,500 per month.

On August 21, 2006, the Company entered into an Option Agreement to acquire mineral claims in the state of Nevada. The Company paid $20,000 on signing and agreed, among other things, to complete a $500,000 drilling and exploration program prior to the first anniversary, to earn a 40% interest in the mineral claims. If the Company elects to proceed, to earn 100%, it must spend an additional $500,000 on further drilling on the claims prior to the second anniversary. The property is subject to a 2.1% Net Smelter Return royalty payment with advance royalty payments of $10,000 per annum up to a maximum of $100,000 or until feasibility study is completed recommending the property be put into production, which ever occurs first.

F-11

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

(Amounts expressed in US Dollars)

(Unaudited)

CONTENTS

Interim Balance Sheets as of September 30, 2006 and June 30, 2006	F-2

Interim Statements of Operations for the three months ended September 30, 2006 and September 30, 2005	F-3

Interim Statements of Changes in Stockholders' Equity for the three months ended September 30, 2006 and the year ended June 30, 2006.	F-4

Interim Statements of Cash Flows for the three months ended September 30, 2006 and September 30, 2005.	F-5

Notes to Interim Financial Statements	F-6

F-1

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Interim Balance Sheets as at
September 30, 2006 and June 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)
	Sept 30,	June 30,
	2006	2006
	$	$
ASSETS
Current
Cash	103,375	550,775
Short-term investments	4,319,561	1,154,324
Prepaid expenses and other receivables	17,740	2,789

Total Current Assets	4,440,676	1,707,888
Plant and Equipment, net (note 5)	1,770,385	27,182
Debt Issuance Costs, less amortization of $37,599 during three months ended Sept 30, 2006 (note 4)	207,048	71,032

Total Assets	6,418,109	1,806,102

LIABILITIES
Current
Accounts payable	67,734	24,802
Accrued liabilities	91,982	153,210

Total Current Liabilities	159,716	178,012
Convertible Debentures (note 6)	3,518,309	1,022,141

Total Liabilities	3,678,025	1,200,153

Commitments and Contingencies (note 8)

STOCKHOLDERS' EQUITY
Capital Stock (note 7)
Class ‘A’ Convertible Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding (2005 -nil)	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 33,323,839 issued and outstanding (2005 -16,410,000)	3,332	1,641
Additional Paid-in Capital	4,566,030	698,687
Deficit Accumulated During the Exploration Stage	(1,829,278)	(94,379)

Total Stockholders' Equity	2,740,084	605,949

Total Liabilities and Stockholders' Equity	6,418,109	1,806,102

F-2

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the three months ended Sept 30, 2006 and Sept 30, 2005 and the Period from Inception (June 3, 1999) to Sept 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

		For the	For the
		quarter	quarter
	Cumulative	ended	ended
	since	Sept 30,	Sept 30,
	inception	2006	2005
	$	$	$

Revenues	-	-	-

Operating Expenses

General and administration	221,267	124,815	-
Project expenses (Note 7)	1,629,223	1,629,223	-
Amortization	26,412	25,795	-

Total Operating Expenses	1,876,902	1,779,833	-

(Loss) from Operations	(1,876,902)	(1,779,833)	-

Other income-interest	64,866	60,897	-

Interest	(17,242)	(15,963)	-

(Loss) before Income Taxes	(1,829,278)	(1,734,899)	-

Provision for income taxes	-	-	-

Net (Loss)	(1,829,278)	(1,734,899)	-

(Loss) per Weighted Average Number of Shares Outstanding-Basic and Fully Diluted		(0.07)	(0.00)

Basic Weighted Average Number of Shares Outstanding During the Periods-Basic and Fully Diluted		24,174,004	1

F-3

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Interim Financial Statements of Changes in Stockholders’ Equity
From Inception to Sept 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

				Deficit
				Accumulated
	Common Stock		Additional	during the	Total
	Number		Paid-in	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity
		$	$	$	$

For the period from inception (June 3, 1999) through July 1, 2004	1	-	5,895	(5,895)	-
Net (loss)	-	-	910	(910)	-

Balance, June 30, 2005	1	-	6,805	(6,805)	-
Contribution to additional paid-in capital	-	-	3,024		3,024
Cancelled shares	(1)	-	(1)		(1)
Common shares issued for nil consideration (note 7)	14,360,000	1,436	(1,436)	-	-
Common shares issued for cash	2,050,000	205	414,795	-	415,000
Subscription for stock			300,000	-	300,000
Stock issuance cost	-	-	(24,500)	-	(24,500)
Net (loss)	-	-	-	(87,574)	(87,574)

Balance, June 30, 2006	16,410,000	1,641	698,687	(94,379)	605,949

Common shares issued for cash	3,395,739	340	548,595	-	548,935
Common shares issued to agents in lieu of commission for placement of common shares and convertible debentures	1,064,000	106	265,894	-	266,000
Common shares issued for acquisition of interests in mineral claims	3,540,600	354	884,796	-	885,150
Common shares issued for acquisition of interests in mineral claims	1,850,000	185	462,315	-	462,500
Common shares issued for acquisition of interests in a refinery	88,500	9	22,116	-	22,125
Common shares issued for purchase of a mill with capital equipments	6,975,000	697	1,743,053	-	1,743,750
Stock issuance cost			(59,426)		(59,426)
Net (loss) for the quarter ended Sept 30, 2006		-	-	(1,734,899)	(1,734,899)

Balance, Sept 30, 2006	33,323,839	3,332	4,566,030	(1,829,278)	2,740,084

F-4

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the three months ended Sept 30, 2006 and Sept 30, 2005
(Amounts expressed in US Dollars)
(Unaudited)

	Cumulative
	Since	Sept 30,	Sept 30,
	Inception	2006	2005
Cash Flows from Operating Activities
Net (loss)	(1,829,278)	(1,734,899)	-
Adjustment for:
Depreciation	26,412	25,795	-
Amortization of debt issuance cost	40,442	37,599	-
Shares issued for mineral claims, as part of project expenses	1,347,650	1,347,650
Changes in non-cash working capital
Prepaid expenses	(17,740)	(14,951)	-
Accounts payable	67,734	42,932	-
Accrued liabilities for operating activities	91,982	51,982	-

Net cash provided by (used in) operating activities	(272,798)	(243,892)	-

Cash Flows from Investing Activities
Short-term investments	(4,319,561)	(3,165,237)	-
Acquisition of plant and equipment for cash	(30,923)	(3,124)	-
Accrued liabilities for investing activities	-	(17,250)

Net cash used in investing activities	(4,350,484)	(3,185,611)	-

Cash Flows from Financing Activities
Issuance of common shares for cash	1,271,348	548,935	-
Issuance of convertible debentures (note 6)	3,518,309	2,496,168	-
Stock and debenture placement
commissions paid in cash	(63,000)	(63,000)

Net cash provided by financing activities	4,726,049	2,982,103	-

Net Change in Cash	103,375	(447,400)	-
Cash- beginning of period	-	550,775	-

Cash - end of period	103,375	103,375	-

Supplemental Cash Flow Information
Interest paid	-	-	-

Income taxes paid	-	-	-

(The accompanying notes are an integral part of these interim financial statements.)

F-5

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the year ended June 30, 2007. Interim financial statements should be read in conjunction with the company’s annual audited financial statements.

The interim financial statements include the accounts of Silver Reserve Corp. (the “Company”)

2.	Exploration Stage Activities

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a cumulative loss of $1,829,278 from inception to Sept 30, 2006. The Company has funded operations through the issuance of capital stock and convertible debentures. In May and June 2006, the Company closed a private placement of its common stock for gross proceeds of $415,000. During the quarter ended September 30, 2006 the Company raised $848,935 (including $ 300,000 received in prior year as stock subscription) through private placement of its common stock for cash. The Company also issued Convertible Debentures for $1,020,862 during the year ended June 30, 2006 and an additional $2,480,205 during the quarter ended September 30, 2006. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its silver extraction activities.

F-6

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

3.	Nature of Operations

Silver Reserve Corp. (the "Company"), was incorporated on June 3, 1999 as 54836 Corporation under the laws of the State of Delaware. On April 10, 2006, 54836 Corporation changed its name to Silver Reserve Corp.

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of silver mining properties in the state of Nevada.. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

4.	Debt Issuance Costs

Costs associated with issuance of convertible debentures are deferred and amortized over the life of the related debenture. Deferred financing charges are stated at cost less accumulated amortization.

5.	Property, Plant and Equipment, Net

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method
Office furniture and fixtures	20%	declining balance method
Leasehold improvements	3 years	straight line method
Plant and Machinery	15%	declining balance method
Tools	25%	declining balance method
Vehicles	20%	declining balance method
Consumables	50%	declining balance method
Molds	30%	declining balance method
Mobile Equipment	20%	declining balance method
Factory Buildings	5%	declining balance method

F-7

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

		Sept 30, 2006		June 30, 2006
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
	$	$	$	$

Office, furniture and fixtures	16,432	935	12,820	211
Computer equipment	2,343	182	1,666	41
Leasehold improvements	13,759	1,495	13,313	365
Plant and Machinery	1,512,619	18,907	-	-
Tools	5,067	106	-	-
Vehicles	34,834	581	-	-
Consumables	64,197	2,675	-	-
Molds	900	22	-	-
Mobile Equipment	71,797	1,197	-	-
Factory Buildings	74,849	312

	1,796,797	26,412	27,799	617

Net carrying amount		1,770,384	27,182

F-8

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

6.	Convertible Debentures

During the year ended June 30, 2006, the Company issued convertible debentures for a total of $1,020,862.

During the quarter ended Sept 30, 2006 the Company issued convertible debentures for a total of $2,480,205.

Pursuant to SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" the Company accounts for the convertible debentures as a liability at the face value and no formal accounting recognition is assigned to the value inherent in the conversion feature.

All convertible debentures mature on December 31, 2007 and bear interest at the rate of 2% per annum. Interest is payable on conversion or maturity and may be payable by delivery of cash or Shares (as defined below).

Each convertible debenture is convertible into “Units” consisting of one common share of the Company (a “Share”) and one common share purchase warrant (a “Warrant”) at the rate of one Unit for each $0.50 of principal under the Convertible Debenture at the time of conversion. The Corporation reserves the right to pay interest in cash or Shares at its option. Each Warrant entitles the holder to purchase one Share at $0.75 per Share for a term of 12 months following issuance of a Warrant. The convertible debentures are convertible at any time follow the registration of the Shares underlying the Units and the Warrants and before maturity of the convertible debentures.

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be restricted securities unless registered under the United States Securities Act of 1933, as amended, or resold in compliance with an exemption from such registration. The Company will undertake to file a registration statement on Form SB-2 with the SEC to permit the resale of the Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants as free trading securities.

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be subject to a Lock Up Agreement. The Shares issued upon conversion of the convertible debentures will also be subject to restriction on their resale. Such restriction will provide that 25% of the Shares will be available for trading upon conversion of the convertible debentures, 25% will become free trading six months from conversion, 25% will become free trading twelve months from conversion and 25% will become free trading eighteen months from conversion. Warrant shares will be subject to a different restriction. Shares issued upon exercise of the Warrants will be 50% free trading upon exercise, with the remaining 50% to become free trading six months later.

F-9

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

7.	Issuance of common shares and warrants

Year ended June 30, 2006

On April 25, 2006, the Company authorized the increase in the number of shares of common stock issued to its sole shareholder ("Parent Company") to 14,360,000 shares of common stock. The Parent Company notified the Company that it had issued dividends of the common stock of the Company to the Parent Company shareholders and directed the Company to reissue the shares directly to the Parent Company's shareholders.

In May and June 2006, the Company issued 2,050,000 common shares through private placements for gross proceeds of $415,000. Expenses associated with the private placement were approximately $24,500.

Quarter ended Sept 30, 2006

The Company issued through a private placement 3,395,739 common shares for total cash consideration of $848,935, which includes $300,000 stock subscription received in the prior year. These common shares were issued at $0.25 per share.

On July 28, 2006 and on August 4, 2006, the Company issued 658,000 and 406,000 common shares, respectively, in settlement of 7% commission in the amount of $266,000 due on the placement of common shares and Convertible Debentures totaling $3,800,000.

On August 31, 2006 the Company issued 3,540,600 common shares to Mojave Silver Company Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $885,150 calculated at $0.25 per common share has been expensed to the income statement as Project expenses.

On August 31, 2006 the Company issued 1,850,000 common shares to Anglo Gold Mining Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in certain mineral claims situated in the State of Nevada. The total consideration of $462,500 calculated at $0.25 per common share has been expensed to the income statement as Project expenses.

On August 31, 2006 the Company issued 88,500 common shares to Nevada Refinery Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a refinery facility and equipment. The total consideration of $22,125 calculated at $0.25 per common share has been capitalized to Plant and Equipment.

F-10

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

On August 31, 2006 the Company issued 6,975,000 common shares to International Energy Resources Inc., a Nevada Corporation, for purchase of its 100% rights, title and interest in a mill facility and equipment. The total consideration of $1,743,750 calculated at $0.25 per common share has been capitalized to Plant and Equipment.

Warrants
During the quarter ended September 30, 2006 the Company issued broker warrants to purchase convertible debentures as part of the commission due the agents who placed the offering of common shares and convertible debentures. These warrants represented an amount equal to 10% of the convertible debentures placed.

Issued	Expiration Date	Exercise Price
July 6, 2006	June 30, 2007	$175,000
July 26, 2006	June 30, 2007	67,128
August 2, 2006	June 30, 2007	107,979

		$350,107

7.	Employee Stock Option Plan

In April 2006, the Board of Directors approved an employee stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company at not less than 110 percent of the fair market value of the stock on the date of grant. Options will have a term of 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of Sept 30, 2006, no options have been granted under the 2006 Stock Option Plan.

F-11

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Condensed Notes to Interim Financial Statements
September 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

8.  Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123 (R)). SFAS 123 (R) requires companies to recognize compensation cost for employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company adopted the provisions of SFAS 123 (R) on July 1, 2006 using the “modified prospective” application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of June 30, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. As a result of using this method, the financial statements for the year ended June 30, 2006 were not restated for the impact of stock-based compensation expense. Awards granted after June 30, 2006 are valued at fair value in accordance with the provisions of SFAS 123 (R) and recognized on a straight line basis over the service periods of each award. The Company has not issued any stock options to any of its employees as of Sept 30, 2006.

9. Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing May 1, 2006, at a rate of $7,500 per month.

On August 21, 2006, the Company entered into an Option Agreement to acquire mineral claims in the state of Nevada. The Company paid $20,000 on signing and agreed, among other things, to complete a $500,000 drilling and exploration program prior to the first anniversary, to earn a 40% interest in the mineral claims. If the Company elects to proceed, to earn 100%, it must spend an additional $500,000 on further drilling on the claims prior to the second anniversary. The property is subject to a 2.1% Net Smelter Return royalty payment with advance royalty payments of $10,000 per annum up to a maximum of $100,000 or until feasibility study is completed recommending the property be put into production, which ever occurs first.

F-12

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2006 AND 2005

(Amounts expressed in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Silver Reserve Corp.

We have audited the accompanying balance sheets of Silver Reserve Corp. (a Delaware corporation in the exploration stage) as of June 30, 2006 and 2005 and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 2006 and 2005 and the period from inception (June 3, 1999) through June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Reserve Corp. as of June 30, 2006 and 2005 and the results of their operations and cash flows for the years ended June 30, 2006 and 2005 and the period from inception (June 3, 1999) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ SF PARTNERSHIP LLP
Toronto, Canada	CHARTERED ACCOUNTANTS
September 14, 2006

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Balance Sheets as at
June 30, 2006 and 2005
(Amounts expressed in US Dollars)

	2006	2005
ASSETS
Current
Cash	550,775	-
Short-term investments	1,154,324	-
Prepaid expenses	2,789	-

Total Current Assets	1,707,888	-
Plant and Equipment, net (note 5)	27,182	-
Debt Issuance Costs, less amortization of
$2,843 in 2006 (note 4)	71,032	-

Total Assets	1,806,102	-

LIABILITIES
Current
Accounts payable	24,802	-
Accrued liabilities	153,210	-

Total Current Liabilities	178,012	-
Convertible Debentures (note 6)	1,022,141	-

Total Liabilities	1,200,153	-

Commitments and Contingencies (note 8)
STOCKHOLDERS' EQUITY
Capital Stock (note 7)
Class ‘A’ Convertible Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding (2005 - nil)	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 16,410,000 issued and outstanding (2005 -1)	1,641	-
Additional Paid-in Capital	698,687	6,805
Deficit Accumulated During the Exploration Stage	(94,379)	(6,805)

Total Stockholders' Equity	605,949	-
Total Liabilities and Stockholders' Equity	1,806,102	-

(The accompanying notes are an integral part of these financial statements.)

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Statements of Operations
Years Ended June 30, 2006 and 2005 and the Period from Inception (June 3, 1999) to June 30, 2006
(Amounts expressed in US Dollars)

	Cumulative
	Since		Through
	Inception	2006	2005
Revenues	-	-	-

Expenses
General and administrative	96,452	89,647	910
Amortization	617	617	-

Total Expenses	97,069	90,264	910

(Loss) from Operations	(97,069)	(90,264)	(910)
Other income - interest	3,969	3,969	-
Interest	(1,279)	(1,279)

(Loss) Before Income Taxes	(94,379)	(87,574)	(910)
Provision for income taxes	-	-	-

Net (Loss)	(94,379)	(87,574)	(910)
(Loss) per Weighted Average Number of Shares Outstanding- Basic and Fully Diluted		(0.05)	(910)

Basic Weighted Average Number of Shares Outstanding During the Years - Basic and Fully Diluted		1,753,425	1

(The accompanying notes are an integral part of these financial statements.)

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Statements of Stockholders' Equity
Years Ended June 30, 2006 and 2005 and the Period from Inception (June 3, 1999) Through June 30, 2006

				Deficit
				Accumulated
	Common Stock		Additional	during the	Total
	Number		Paid-in	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity
		$	$	$	$

For the period from inception (June 3, 1999) through July 1, 2004	1	-	5,895	(5,895)	-

Net (loss)	-	-	910	(910)	-

Balance, June 30, 2005	1	-	6,805	(6,805)	-

Contribution to additional paid-in capital	-	-	3,024		3,024

Cancelled shares	(1)	-	(1)		(1)

Common shares issued for nil consideration (note 7)	14,360,000	1,436	(1,436)	-	-

Common shares issued for cash	2,050,000	205	414,795	-	415,000

Subscription for stock			300,000	-	300,000

Stock issuance cost	-	-	(24,500)	-	(24,500)

Net (loss)	-	-	-	(87,574)	(87,574)

Balance, June 30, 2006	16,410,000	1,641	698,687	(94,379)	605,949

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Statements of Cash Flows
Years Ended June 30, 2006 and 2005 and the Period from Inception (June 3, 1999) to June 30, 2006
(Amounts expressed in US Dollars)

	Cumulative
	Since
	Inception	2006	2005
Cash Flows from Operating Activities
Net (loss)	(94,379)	(87,574)	(910)
Adjustment for:
Depreciation	617	617	-
Amortization of debt issuance cost	2,843	2,843	-
Changes in non-cash working capital
Prepaid expenses	(2,789)	(2,789)	-
Accounts payable	24,802	24,802	-
Accrued liabilities for operating activities	40,000	40,000	-

Net cash provided by (used in) operating activities	(28,906)	(22,101)	(910)

Cash Flows from Investing Activities
Short-term investments	(1,154,324)	(1,154,324)	-
Acquisition of plant and equipment	(27,799)	(27,799)	-
Accrued liabilities for investing activities	17,250	17,250

Net cash used in investing activities	(1,164,873)	(1,164,873)	-

Cash Flows from Financing Activities
Issuance of common shares	421,805	415,000	910
Share issuance costs	(24,500)	(24,500)	-
Subscription for Stock	300,000	300,000	-
Issuance of convertible debentures (note 6)	1,022,141	1,022,141	-
Deferred financing charges	(73,875)	(73,875)	-
Accrued liabilities for financing activities	95,960	95,960
Additional paid up capital	3,024	3,024	-
Cancelled shares	(1)	(1)	-

Net cash provided by financing activities	1,744,554	1,737,749	910

Net Change in Cash	550,775	550,775	-
Cash- beginning of year	-	-	-

Cash - end of year	550,775	550,775	-

Supplemental Cash Flow Information
Interest paid	-	-	-

Income taxes paid	-	-	-

 (The accompanying notes are an integral part of these financial statements.)

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

1.	Nature of Business and Operations

Silver Reserve Corp. (the "Company"), was incorporated on June 3, 1999 as 54836 Corporation under the laws of the State of Delaware. On April 10, 2006, 54836 Corporation changed its name to Silver Reserve Corp. The Company operates with the intent of exploration and extraction of silver in the state of Nevada.

2.	Exploration Stage Activities

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a loss of $87,574 for the year ended June 30, 2006. At June 30, 2006, the Company had an accumulated deficit during the exploration stage of $94,379. The Company has funded operations through the issuance of capital stock and convertible debentures. In May and June 2006, the Company closed a private placement of its common stock for gross proceeds of $415,000 (see note 7). Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its silver extraction activities.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and their basis of application is consistent with that of the previous year. Outlined below are the significant accounting policies:

Basis of Presentation

a)	Cash and Cash Equivalents

Cash consists of cash and cash equivalents, which are short-term, highly liquid investments with original terms to maturity of 90 days or less.

b)	Short-Term Investments

Short-term investments include money market instruments and commercial paper carried at the lower of cost or market value.

c)	Mineral Rights

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

d)	Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method
Office furniture and fixtures	20%	declining balance method
Leasehold improvements	3 years	straight line method

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

e)	Debt Issuance Costs

Debt issuance costs represent expenses incurred by the Company in connection with the convertible debentures transactions. These charges are deferred and amortized over the term of the related debenture facilities.

The Company also defers the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. As of June 30, 2006, the Company had incurred $2,415 in deferred offering costs.

f)	Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

g)	Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with Financial Accounting Standards Board ("FASB") Statement No. 143, "Accounting for Asset Retirement Obligations" (“Statement 143”), which requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which a company incurs the obligation.

h)	Revenue Recognition

Revenue is recognized when the silver or other metals are extracted, processed, and sold. The Company will record revenues from the sale of silver or other metals when delivery to the customer has occurred, collectability is reasonably assured and title has transferred.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

i)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

j)	Earnings (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings per Share" which requires disclosure in the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

k)	Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of June 30, 2006 and 2005 the carrying value of financial instruments approximates their fair value due to the short-term maturity of these instruments.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

l)	Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration.

m)	Use of Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from such estimates.

n)	Recent Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board issued FASB Staff Position ("FSP") No. 46(R)-5, "Implicit Variable Interests under FASB Interpretation No. ("FIN") 46 (revised December 2003), Consolidation of Variable Interest Entities" ("FSP FIN 46R-5"). FSP FIN 46R-5 provides guidance for a reporting enterprise on whether it holds an implicit variable interest in Variable Interest Entities ("VIEs") or potential VIEs when specific conditions exist. This FSP is effective in the first period beginning after March 3, 2005 in accordance with the transition provisions of FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46R"). The adoption of FSP FIN 46R-5 in 2005 did not have an impact on the financial position or results of operations of the Company.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which will result in (1) more consistent recognition of liabilities relating to asset retirement obligations, (2) more information about expected future cash outflows associated with those obligations, and (3) more information about investments in long-lived assets because additional asset retirement costs will be recognized as part of the carrying amounts of the assets. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations", refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 in 2005 did not have a material impact on the financial position or results of operations of the Company.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principles and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and is required to be adopted by the Company as of January 1, 2006. The impact that the adoption of SFAS No. 154 will have on the Company's results of operations and financial condition will depend on the nature of future accounting changes adopted by the Company and the nature of transitional guidance provided in future accounting pronouncements.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140". This Statement permits fair value of remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets", which amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect, if any, FIN 48 will have on its financial position and operations.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements, however the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning October 1, 2008. The implementation of SFAS No. 157 is not expected to have a material impact on the Company’s results of operations and financial condition.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years. It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial. Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Because the combined approach represents a change in practice, the SEC staff will not require registrants that followed an acceptable approach in the past to restate prior years’ historical financial statements. Rather, these registrants can report the cumulative effect of adopting the new approach as an adjustment to the current year’s beginning balance of retained earnings. If the new approach is adopted in a quarter other than the first quarter, financial statements for prior interim periods within the year of adoption may need to be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for the Company would be its fiscal year beginning October 1, 2007. The implementation of SAB No. 108 is not expected to have a material impact on the Company’s results of operations and financial condition.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

4.	Debt Issuance Costs

Costs associated with issuance of convertible debentures are deferred and amortized over the life of the related debenture. Deferred financing charges are stated at cost less accumulated amortization.

5.	Plant and Equipment, Net

		2006		2005
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation

Office, furniture and fixtures	$12,820	$211	$-	$-
Computer equipment	1,666	41	-	-
Leasehold improvements	13,313	365	-	-

	$27,799	$617	$-	$-

Net carrying amount		$27,182		$-

6.	Convertible Debentures

During the year 2006, the Company issued convertible debentures for a total of $1,020,862.

Pursuant to SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" the Company accounts for the convertible debentures as a liability at the face value and no formal accounting recognition is assigned to the value inherent in the conversion feature.

The convertible debentures mature on December 31, 2007 and bear interest at the rate of 2% per annum. Interest is payable on conversion or maturity and may be payable by delivery of cash or Shares (as defined below).

Each convertible debenture is convertible into “Units” consisting of one common share of the Company (a “Share”) and one common share purchase warrant (a “Warrant”) at the rate of one Unit for each $0.50 of principal under the Convertible Debenture at the time of conversion. The Corporation reserves the right to pay interest in cash or Shares at its option. Each Warrant entitles the holder to purchase one Share at $0.75 per Share for a term of 12 months following issuance of a Warrant. The convertible debentures are convertible at any time follow the registration of the Shares underlying the Units and the Warrants and before maturity of the convertible debentures.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

6.	Convertible Debentures (cont'd)

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be restricted securities unless registered under the United States Securities Act of 1933, as amended, or resold in compliance with an exemption from such registration. The Company will undertake to file a registration statement on Form SB-2 with the SEC to permit the resale of the Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants as free trading securities.

The Shares to be issued upon conversion of the convertible debentures and the Shares underlying the Warrants will be subject to a Lock Up Agreement. The Shares issued upon conversion of the convertible debentures will also be subject to restriction on their resale. Such restriction will provide that 25% of the Shares will be available for trading upon conversion of the convertible debentures, 25% will become free trading six months from conversion, 25% will become free trading twelve months from conversion and 25% will become free trading eighteen months from conversion. Warrant shares will be subject to a different restriction. Shares issued upon exercise of the Warrants will be 50% free trading upon exercise, with the remaining 50% to become free trading six months later.

7.	Capital Stock

On April 25, 2006, the Company authorized the increase in the number of shares of common stock issued to its sole shareholder ("Parent Company") to 14,360,000 shares of common stock. The Parent Company notified the Company that it had issued dividends of the common stock of the Company to the Parent Company shareholders and directed the Company to reissue the shares directly to the Parent Company's shareholders.

In May and June 2006, the Company issued 2,050,000 common shares through private placements for gross proceeds of $415,000. Expenses associated with the private placement are approximately $24,500.

In April 2006, the Board of Directors approved an employee stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company at not less than 110 percent of the fair market value of the stock on the date of grant. Options will have a term of 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of June 30, 2006, no options had been granted under the 2006 Stock Option Plan.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

8.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing May 1, 2006, at a rate of $7,500 per month.

9.	Income Taxes

The Company's current and deferred income taxes are as follows:

	2006	2005
(Loss) before income taxes	$(87,574)	$(910)

Expected income tax recovery at the statutory rates of 35% (2005 - 35%)	$(30,650)	$(319)
Increase in income taxes resulting from:
Permanent differences	210	-
Valuation allowance	30,440	319

Provision for income taxes	$-	$-

The Company has deferred income tax assets as follows:
	2006	2005
Net operating loss carry forward	$52,533	$2,382
Net book value and tax value differences	(210)	-
Valuation allowance for deferred income tax assets	(52,323)	(2,382)

Deferred income taxes	$-	$-

As of June 30, 2006 the Company had approximately $94,379 of federal net operating loss carry forwards available to offset future taxable income which begin to expire in 2019.

SILVER RESERVE CORP.
(FORMERLY 54836 CORPORATION)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
June 30, 2006 and 2005

10.	Subsequent Events

a)	Subsequent to June 30, 2006, the Company issued 3,395,739 common shares through private placement for the total cash proceeds of $848,935 or $0.25 per share.

b)
On July 28, 2006 and on August 4, 2006, the Company issued 658,000 and 406,000 shares, respectively, in settlement of 7% commission in the amount of $266,000 due on the placement of common shares and Convertible Debentures totaling $3,800,000.

c)	Subsequent to June 30, 2006, the Company issued $2,480,205 in convertible debentures under the same terms and conditions as issued prior to year end.

d)
Subsequent to June 30, 2006, the Company issued broker warrants to purchase convertible debentures as part of the commission due the agents who placed the offering of common shares and convertible debentures. These warrants represented an amount equal to 10% of the convertible debentures placed.

Issued	Expiration Date	Exercise Price
July 6, 2006	June 30, 2007	$175,000
July 26, 2006	June 30, 2007	67,128
August 2, 2006	June 30, 2007	107,979

		$350,107

e)	Subsequent to June 30, 2006, the Company entered into the following agreements:

On August 1, 2006, the Company entered into four agreements for the purchase of thirteen groups of mineral claims totaling 393 mineral claims, a milling facility on 28 mill site claims and a small refinery, all in the state of Nevada. The Company has agreed to issue a total of 12,454,100 common shares as full consideration for the four agreements on closing.

On August 21, 2006, the Company entered into an Option Agreement to acquire mineral claims in the state of Nevada. The Company paid $20,000 on signing and agreed, among other things, to complete a $500,000 drilling and exploration program prior to the first anniversary, to earn a 40% interest in the mineral claims. If the Company elects to proceed, to earn 100%, it must spend an additional $500,000 on further drilling on the claims prior to the second anniversary. On the second anniversary of the Sage Option Agreement or upon completion of drilling programs totaling $1,000,000, which ever occurs first, Silver Reserve is required to issue to Sage 500,000 shares of its common stock, as fully paid and non assessable shares. The property is subject to a 2.1% Net Smelter Return royalty payment with advance royalty payments of $10,000 per annum up to a maximum of $100,000 or until a feasibility study is completed recommending the property be put into production, which ever occurs first.